Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

among

Exodus Movement, Inc.,

W3C CORP,

and

GARTH HOWAT

Dated as of November 24, 2025

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

TABLE OF CONTENTS

i

Exhibit A Form of Restricted Covenant Agreement

Exhibit B Applicable Accounting Principles

Exhibit C Form of Escrow Agreement

Exhibit D Form of Retention Bonus Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement” XE " QUOTE 0X201C “Agreement QUOTE 0X201D ”" \t "Preamble" ), dated as of November 24, 2025 (the “Agreement Date” XE " QUOTE 0X201C “Agreement Date QUOTE 0X201D ”" \t "Preamble" ), is among (a) Exodus Movement, Inc., a Delaware corporation (“Buyer” XE " QUOTE 0X201C “Buyer QUOTE 0X201D ”" \t "Preamble" ), (b) W3C Corp, a Delaware corporation (the “Company” XE " QUOTE 0X201C “Company QUOTE 0X201D ”" \t "Preamble" ), and (c) Garth Howat (“Seller” XE " QUOTE 0X201C “Seller QUOTE 0X201D ”" \t "Preamble" ).

RECITALS

A. WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock” XE " QUOTE 0X201C “Company Common Stock QUOTE 0X201D ”" \t "Recitals" ).

B. WHEREAS, Seller owns 10,000,000 shares of Company Common Stock (the “Shares” XE " QUOTE 0X201C “Shares QUOTE 0X201D ”" \t "Recitals" ), which constitute all of the issued and outstanding shares of capital stock of the Company.

C. WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s rights, title and interest in and to the Shares.

D. WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, (a) Garth Howat has entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement” XE " QUOTE 0X201C “Restrictive Covenant Agreement QUOTE 0X201D ”" \t "Recitals" ), in substantially the form attached hereto as Exhibit A-1, and (b) Michael Rolph has entered (and, at or prior to the Closing, each of Lee Johnstone and Scott Lucas intend to enter) into bonus, release and restrictive covenant agreements (the “Bonus, Release and Restrictive Covenant Agreements”) XE "“Bonus, Release and Restrictive Covenant Agreements”" \t "Recitals" , in substantially the form attached hereto as Exhibit A-2.

E. WHEREAS, Buyer has previously (a) agreed to provide secured debt financing to the Company as Original Borrower in a maximum principal amount of up to $60,000,000 (the “Term Facility Loan”) as well as XE "“Term Facility Loan”" \t "Recitals" , a delayed draw term facility of up to $10,000,000 of which is to be used, among other things, for working capital purposes (the “Delayed Draw Term Facility Loan”), and (b) agreed to make available to Seller a secured, interest-bearing loan in the principal amount of $10,000,000 (the “Stockholder Loan”), in each case, in connection with the execution and delivery of this Agreement and on terms mutually agreeable to Buyer, Seller and the Company, as applicable.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acceptable Conditions” shall mean conditions that (a) are subject to the closing of the Transactions, (b) are not detrimental to Buyer and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, in any material respect and (c) would not reasonably be likely, whether individually or in the aggregate, to adversely impact in any material respect the financial condition, business or results of the operations of the Company and its Subsidiaries (taken as a whole).

“Acquisition Agreement” means each of the Contracts set forth on Schedule 1.1(c) with respect to the acquisition of the Monavate Entities and Specified Business and each other Pre-Closing Transaction Step.

“Action” means any claim, action, suit, inquiry, proceeding, examination, audit, investigation or other legal proceeding by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Consideration” means the aggregate amount of cash, if any, payable to Seller pursuant to Section 2.6, Section 2.7 and Section 8.7.

“Adjustment Escrow Amount” means $2,500,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Law).

“Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreements, the Retention Bonus Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement, the Pre-Closing Transaction Steps or other transactions contemplated hereby or thereby (including the Acquisition Agreements).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the UK Bribery Act, and any similar Laws in any other jurisdiction in which the Company or any of its Subsidiaries, or their respective agents or Representatives, conduct business.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business, assets or dealings of the Company and its Subsidiaries and any related or similar Law issued, administered or enforced by any Governmental Authority; such as, without limitation, Title 18 U.S.C. 1956, 1957, 1960 and Title 31 U.S.C. 31 U.S.C. 5311, et seq., the UK Proceeds of Crime Act 2002, and the UK Terrorism Act 2000, as amended.

“Applicable Accounting Principles” means, solely to the extent consistent with UK GAAP, the accounting principles, policies and procedures as interpreted and applied in the preparation of the Balance Sheet, except that the accounting principles, policies and procedures expressly set forth on Exhibit B-1 shall control and prevail in the event of any conflict with UK GAAP. Solely for illustrative purposes, Exhibit B-2 includes a sample calculation of Net Working Capital applying the Applicable Accounting Principles as of the close of business on September 30, 2025.

“Applicable Accounting Standards” means, with respect to (a) the Company and its Subsidiaries (other than as contemplated in clauses (b) and (c) herein), GAAP as in effect on the date of this Agreement; (b) the Monavate Entities, United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’ in the United Kingdom as in effect on the date of this Agreement; and (c) the Specified Business Entities, the Applicable Accounting Standards set forth on Schedule 1.1(f) hereto.

“Applicable Dollar Amount” means, with respect to any amount denominated in a currency other than United States dollars, the corresponding amount expressed in United States dollars determined by converting such foreign currency into United States dollars at the WM/Reuters closing rate for the applicable currency pair on the date that is four (4) Business Days prior to the applicable measurement date (or, if such rate is not published for that date, the most recently published WM/Reuters closing rate preceding such date).

“Artificial Intelligence” means a machine-based system that is designed to operate with varying levels of autonomy and that may exhibit adaptiveness after deployment, and that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that can influence physical or virtual environments, including: (a) large language models and foundation models that are intended to perform generally applicable functions such as image and speech recognition, audio and video generation, pattern detection, question answering, translation and other forms of content production with or without human involvement or oversight; and (b) neural networks, statistical machine learning algorithms, or reinforcement machine learning that operate with or without human involvement or oversight.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City or The City of London, United Kingdom.

“Buyer’s Latvian Approval” means approval by the Bank of Latvia in connection with the Buyer’s application for change of control (within the meaning of the applicable regime for which the Governmental Authority would provide approval) of TigSiPay.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or statement of facts that, individually or in the aggregate, prevents or materially impairs the ability of Buyer to consummate the transactions contemplated hereby or perform its material obligations under this Agreement, including its obligation to pay the Consideration.

“Buyer’s FCA Approvals” means the Financial Conduct Authority (the “FCA”): (a) giving notice in writing in accordance with section 189(4)(a) of FSMA (including, in respect of the Regulated Specified Entity) that it has determined to grant approval unconditionally in relation to the acquisition of control of Monavate Ltd and the Regulated Specified Entity; (b) giving notice in writing in accordance with section 189(7) of FSMA (including as modified by the MLRs as applicable) that is has determined to grant approval in relation to the acquisition of control of Monavate Ltd and the Regulated Specified Entity subject to only Acceptable Conditions, if subject to any conditions; or (c) being deemed in accordance with section 189(6) of FSMA (including as modified by the MLRs as applicable) to have granted approval in relation to the acquisition of control of Monavate Ltd and the Regulated Specified Entity; in each case, to Buyer, each parent undertaking (as defined in the Financial Services and Markets Act 2000 (“FSMA”)) of Buyer and any other Person who would, at the Closing, become a controller or increase their control (as defined in FSMA) (read in conjunction with the FSMA (Controllers) (Exemptions) Order 2009) of Monavate Ltd or the Regulated Specified Entity.

“Calculation Time” means 12:01 a.m. (prevailing time in London, United Kingdom) on the Closing Date.

“Cash” means, as of the Calculation Time and without duplication, using the Applicable Dollar Amount (where applicable), the aggregate amount of cash and cash equivalents (including marketable securities to the extent convertible into cash within thirty (30) days) required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP. Notwithstanding anything herein to the contrary, Cash shall (a) exclude (i) issued but uncleared checks, drafts and wires in transit, (ii) third-party deposits and other cash held in trust or security deposits, (iii) cash securing letters of credits or similar arrangements, and (iv) any Restricted Cash and (b) include (A) checks and drafts deposited for the account of the Company or any of its Subsidiaries but not yet reflected as available proceeds in the account of the Company or any of its Subsidiaries and (B) any Virtual Currency, which shall be valued in accordance with the Virtual Currency Valuation Methodology. “Cash” shall also not include any (x) amounts distributed or otherwise paid, to, by or on behalf of the Company, any current or former equityholder of any Monavate Entity or Specified Business Entity or any Affiliate of any of the foregoing, or (y) amounts used to pay Transaction Expenses or Indebtedness, in each case, at or after the Calculation Time and prior to the Closing.

“Closing Date Consideration” means (a) $175,000,000, plus (b) the Estimated Cash, plus (c) the Estimated Working Capital Overage, if any, minus (d) the Estimated Indebtedness, minus (e) the Estimated Working Capital Underage, if any, minus (f) the Estimated Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Seller Indemnification Amount.

“Closing Working Capital Overage” means the amount, if any, by which the Closing Net Working Capital is greater than Target Net Working Capital. If the Closing Net Working Capital

is equal to or lower than Target Net Working Capital, then Closing Working Capital Overage shall be zero.

“Closing Working Capital Underage” means the amount, if any, by which the Closing Net Working Capital is less than Target Net Working Capital. If the Closing Net Working Capital is equal to or greater than Target Net Working Capital, then Closing Working Capital Underage shall be zero.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IT Systems” means all computer hardware, servers, networks, peripherals, data communication lines, and other information technology equipment that is owned or controlled by the Company and its Subsidiaries.

“Company’s Latvian Approval” means approval by the Bank of Latvia in connection with the Company’s application for change of control (within the meaning of the applicable regime for which that Governmental Authority would provide approval) of TigSiPay.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to consummate, or prevents, materially delays or materially impairs, the Closing or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (a) only, a Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from or in connection with, either alone or in combination, (i) changes generally affecting the industry in which the Company and its Subsidiaries operate, (ii) geopolitical conditions, trade wars, tariffs or sanctions, any act of civil unrest, sabotage, war or terrorism (including by cyberattack or otherwise), (iii) political, economic, business, monetary, financial, securities, supply chain or capital or credit market conditions or trends (including inflation, deflation, or any changes in the rate of increase or decrease of inflation or deflation, interest or exchange rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters or the development, continuation or worsening of supply chain disruptions, (iv) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires, acts of God, or any health emergency or similar force majeure events, including any material worsening of such conditions; (v) the failure of the U.S. federal government to adopt a budget for a fiscal year, the extension of any effective continuing resolution under which the U.S. federal government is operating, the shutdown of the U.S. federal government upon expiration of any continuing resolution or any delays or failure by the U.S. federal government to raise the U.S. debt ceiling; (vi) changes in Law, GAAP or Applicable Accounting Standards or any interpretations thereof after the date of this Agreement; (vii) the failure of the financial or operating performance of the Company and its Subsidiaries to meet internal or Buyer’s projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period (but not the underlying facts or basis for such failure to meet such projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless otherwise excluded from this definition of Company Material Adverse Effect by the other clauses of this definition; provided, that this clause (vii) shall not in and of itself be construed as implying that the Company or any of its Affiliates is making any representation or warranty herein with respect to projections, forecasts, milestones, estimates, guidance or budgets or financial or operating predictions); (viii) any action taken or omitted to be taken at the express written request or consent of Buyer (provided, that this clause (viii) shall not apply to any action (or omitted to be) taken pursuant to the requirements of Section 6.1, the Term Facility Loan, the Stockholder Loan, the Delayed Draw Term Facility Loan or pursuant to the covenants and agreements in this Agreement); and (ix) the public announcements of the Transactions (including by reason of the identity of Buyer or its Affiliates) (it being understood that the exception described in this clause (ix) shall not apply with respect to any representations and warranties (in whole or relevant part) made by the Company in this Agreement the purpose of which is to address the consequences resulting from, relating to or arising out of the execution of this Agreement or any Ancillary Agreement, the consummation of the Transactions or any conditions to Closing related to such representations and warranties) provided, further, that, with respect to clauses (i) to (vi), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies (in which case only such incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Products” means all products and services that are currently, or were, within the 12-month period prior to the Agreement Date, owned, marketed, distributed, licensed or sold by the Company.

“Consideration” means (a) the Closing Date Consideration, plus (b) any Additional Consideration.

“Contract” means any binding contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means (unless otherwise expressly defined in this Agreement) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, license, covenant not to sue, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent, substantially in the form attached as Exhibit C hereto.

“Estimated Working Capital Overage” means the amount, if any, by which the Estimated Net Working Capital is greater than Target Net Working Capital. If the Estimated Net Working Capital is equal to or lower than Target Net Working Capital, then Estimated Working Capital Overage shall be zero.

“Estimated Working Capital Underage” means the amount, if any, by which the Estimated Net Working Capital is less than Target Net Working Capital. If the Estimated Net Working Capital is equal to or greater than Target Net Working Capital, then Estimated Working Capital Underage shall be zero.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Fraud” means intentional common law fraud under Delaware law with respect to the making of the express representations and warranties contained in this Agreement or in any Ancillary Agreement (other than the Acquisition Agreements and the documents entered into pursuant to the Pre-Closing Transaction Steps) or in any certificate delivered hereunder or thereunder; provided, for the avoidance of doubt, that in no event will “Fraud” include any claim for constructive fraud, equitable fraud, unfair dealings fraud or promissory fraud, reckless or negligent misrepresentation or omission (including a claim for fraud based on recklessness or negligence).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a)(i), Section 3.3(a)(ii) and Section 3.3(b) (No Conflict; Required Filings and Consents), Section 3.4 (Capitalization), Section 3.5 (Equity Interests), Section 3.13 (Title to, Sufficiency and Condition of Assets) and Section 3.24 (Brokers).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury), including but not limited to the UK Financial Conduct Authority (the “FCA”), the Bank of Lithuania, the Bank of Latvia, the Bank of Portugal, and the UK Information Commissioner’s Office.

“Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials, mold, and petroleum and petroleum products or any fraction thereof.

“Income Tax” means any Tax imposed on or measured by reference (in whole or in part) to overall gross or net income, profits, receipts, revenue, capital gains and similar Taxes.

“Indebtedness” means, as of immediately prior to the Closing and without duplication (but before taking account the consummation of the transactions contemplated hereby), using the Applicable Dollar Amount (where applicable) and determined in accordance with the Applicable Accounting Principles, (a) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (i) all indebtedness for borrowed money of the Company and its Subsidiaries and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations of the Company and its Subsidiaries evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities; (c) all obligations under capitalized or finance leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (d) all accrued and unpaid obligations arising from past acquisitions by the Company or any of its Subsidiaries and any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with any such past acquisitions (in each case, calculated at the maximum amount); (e) all severance or termination liabilities with respect to any employee or service provider of the Company or any of its Subsidiaries who is terminated prior to the Closing, any unfunded or underfunded deferred compensation liabilities with respect to any current or former officer, employee or service provider of the Company or any of its Subsidiaries that have accrued as of or prior to the Closing, any liability in respect of accrued but unpaid bonuses for any completed performance periods, and the employer portion of any employment national insurance contributions, or other payroll Taxes payable by the Company or any of its Subsidiaries with respect to any of the foregoing (calculated as if such amounts were payable in full at the Closing); (f) Pre-Closing Income Taxes; (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; (h) all obligations (which may not be less than zero ($0.00) dollars) of the Company or its Subsidiaries arising out of any financial hedging, swap or similar arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (i) all declared and unpaid dividends and other distributions owed by the Company or any of its Subsidiaries to Seller or any current or former direct or indirect equityholder of the Company or any of its Subsidiaries; (j) all obligations secured by any Encumbrance existing on property owned by the Company or its

Subsidiaries, whether or not such obligation secured thereby will have been assumed; (k) all amounts owed by the Company or any of its Subsidiaries to any of their respective Affiliates, excluding any intercompany amounts owed by and among the Company and its wholly-owned Subsidiaries; (l) all Transfer Taxes (as defined below) related to or arising in connection with the transactions contemplated by the Acquisition Agreements and the Pre-Closing Transaction Steps (to the extent not paid prior to the Closing); (m) all obligations of the type referred to in clauses (a) through (l) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; and (n) the items set forth Schedule 1.1(a) of the Disclosure Schedules. For the avoidance of doubt, Indebtedness shall exclude (x) any Transaction Expenses, (y) any amounts (including interest thereon) drawn under the Delayed Draw Term Facility Loan and (z) without limiting the generality of the foregoing, any amounts (including principal, accrued interest, fees and other amounts) outstanding under the Stockholder Loan but solely to the extent those amounts otherwise are retained by Buyer and reduce the Consideration or Retention Bonuses payable to Seller or any Retention Bonus Recipient, respectively, at the Closing pursuant to Section 2.3(a).

“Indemnification Escrow Amount” means $20,000,000.

“Indemnified Taxes” means, without duplication, all of the following amounts: (a) all Taxes of or with respect to the Company or any of its Subsidiaries for (or resulting from, attributable to, or arising in connection with any action, election, event, or transaction in, and the economic benefit of which accrued in) any Pre-Closing Tax Period; (b) any Taxes of Seller for any period; (c) any and all Taxes of any Person imposed or assessed on or collected from the Company or its Subsidiaries, whether by reason of assumption or joint, several, transferee, successor liability (including as a result of membership in an Affiliated Group), by Contract or assumption, pursuant to any Law, or otherwise which Taxes relate to an action, event, election or transaction occurring before the Closing; and (d) any liability for the payment of amounts described in clauses (a)-(c) as a result of any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar Contract (other than customary provisions in commercial contracts entered into in the ordinary course and the principal purpose of which does not relate to Taxes); except, in each case, to the extent such amounts are taken into account in the calculation of Closing Net Working Capital or Closing Indebtedness as finally determined under Section 2.6.

“Indemnifying Party” means Seller or a Retention Bonus Recipient, as applicable, against whom indemnification is sought pursuant to Article VIII; provided, however, that for all purposes under Article VIII (other than satisfying any indemnification obligation thereunder), any consent to be given by, determination or calculation to be made by, or notice to be provided to, the Indemnifying Parties may be given or made by or to Seller, as applicable, acting on behalf of Seller and the Retention Bonus Recipients.

“Intellectual Property” means all intellectual property rights in, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks, service marks, corporate names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress and similar rights, and other indicia of origin or source, all registrations and applications for all of the foregoing, and all goodwill associated with all of the foregoing (collectively, “Marks”); (b) patents and patent applications (collectively, “Patents”); (c) published and unpublished works of authorship, copyrights therein and thereto, including web pages, websites and related content and Software, and registrations and applications for all of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, inventions, discoveries, methods, processes and processing instructions, technical data, specifications, research and development information, product roadmaps, business plans, customer lists, proprietary information, data and data compilations and any other information, in each case whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”); (e) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses and URLs (collectively, “Domain Names”); (f) accounts with social media companies (e.g., Twitter, Facebook) and the content, handles and identifiers and designations found thereon and related thereto (“Social Media Accounts”); (g) moral rights and rights in databases; and (h) any other similar or analogous intellectual property rights.

“knowledge,” with respect to the Company, means the knowledge of the Persons listed on Schedule 1.1(b) of the Disclosure Schedules, and such knowledge as would be imputed to such Persons upon due inquiry (including of their respective direct reports).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Mexican Subsidiary” means Monavate Mexico S.A. de C.V. E.P., a Mexican stock corporation with variable capital.

“Monavate Entities” means Monavate Holdings Ltd (“Monavate Topco”) and its Subsidiaries.

“Net Working Capital” means, as of the Calculation Time and without duplication, an amount (which may be positive or negative) equal to (a) the consolidated current assets of the Company and its Subsidiaries, excluding any pending United Kingdom Research & Development tax credit claims of the Company or its Subsidiaries, minus (b) the consolidated current liabilities of the Company and its Subsidiaries, in each case, before taking into account the consummation of the transactions contemplated hereby, using the Applicable Dollar Amount (where applicable) and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude (i) any amounts included in Cash, Indebtedness, or Transaction Expenses to the extent such amounts are reflected in the calculation of the Consideration (to avoid any double-counting with any other adjustments) and (ii) any deferred tax assets or liabilities and any income Tax assets or liabilities.

“Open Source Software” means any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses.”

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) (June 5, 2020) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) (Dec. 27, 2020)), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the American Rescue Plan Act of 2021, Pub. L. 117-2 (117th Cong.) (Mar. 11, 2021), the Executive Order Re: Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), and any other similar, future, or additional federal, state, local, or non-U.S. Law or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Passporting Notification” means any notification to a competent Governmental Authority made in accordance with applicable Laws that TigSiPay intends to provide its services on a cross-border basis in the EEA under a freedom of services passport.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term regulated or protected by one or more Privacy Laws (including sensitive personal information and any special categories of personal information regulated thereunder or covered thereby).

“Pre-Closing Taxes” means (i) any unpaid Income Taxes of or with respect to the Company or any of its Subsidiaries (including Taxes resulting from, attributable to or arising in connection with any action, event, election, or transaction in any Pre-Closing Tax Period and determined on a jurisdiction-by-jurisdiction basis (not less than zero with respect to any Tax in any jurisdiction)), computed (a) without taking into account any refunds or overpayments (or credits in lieu thereof), (b) taking into account estimated payments and tax carryovers and carryforwards, as applicable, to the extent that it is at least “more likely than not” that such estimated payments, carryovers, and carryforwards are available to reduce Taxes or taxable income, as applicable, excluding any United Kingdom Research & Development tax credit claims of the Company or its Subsidiaries as they may relate to a Pre-Closing Tax Period, (c) taking into account all Tax deductions and other Tax benefits of the Company and any of its Subsidiaries (i) resulting from or related to the transactions contemplated hereby and (ii) that are at least “more likely than not” deductible in a Pre-Closing Tax Period under applicable Law, and (d) taking into account any net operating loss or other tax asset of the Company or any of its Subsidiaries existing as of the close of business on the Closing Date to the extent “more likely than not” available to reduce Taxes or taxable income, as applicable; and (ii) any Taxes resulting from, attributable to or arising in connection with the Pre-Closing Transaction Steps (computed as determined by Buyer in its sole discretion; provided, that Buyer’s computation is supported by advice of a nationally recognized tax advisor at a “more likely than not” or higher level of confidence). Pre-Closing Taxes described in clause (i) of this definition shall be determined except as otherwise provided in this definition, based on the Company’s and the Company’s Subsidiaries’ respective historical practices and procedures except to the extent such practice is not supportable at a “more likely than not” or higher level of comfort, and in accordance with Section 6.7(b) with respect to any Straddle Period (or portion thereof).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and, in the case of any Straddle Period, the portion ending on (and including) the Closing Date.

“Privacy Laws” means all applicable U.S. and non-U.S. Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679 and similar binding industry standards and self-governing rules.

“Pro Rata Share” means, with respect to Seller or a Retention Bonus Recipient, such Person’s Pro Rata Share as set forth in the Consideration Schedule and determined at the Closing in proportion to the maximum amount of Consideration and Retention Bonus Amounts such Seller or Retention Bonus Recipient may receive, as may be adjusted pursuant to Section 2.8.

“Registered” means issued, registered, renewed or the subject of a pending application with the United States Patent and Trademark Office, the United States Copyright Office, or the equivalent Governmental Authority of any other jurisdiction to which the issuance, registration or application pertains, or any domain name registrar authorized by ICANN.

“Regulated Specified Entity” means the Specified Business Entity which is registered with the FCA as a cryptoasset business in accordance with The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (“MLRs”).

“Regulatory Filings” means the filings described on Schedule 1.1(d).

“Related Party,” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves, or within the past three (3) years has served, as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any

“immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s “immediate family”, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because it is subject to restrictions or limitations on use or distribution either by contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance and is being held on behalf of customers and represents a liability to such customers (except to the extent (x) an opposite entry is made to deferred income and (y) such entry results in an equivalent reduction of Net Working Capital). Restricted Cash shall include any cash, cash equivalents or other assets of any third party (including any customer, supplier, lender or other counterparty of the Company or any of its Subsidiaries) that are in the possession or control of, or otherwise held by, the Company or any of its Subsidiaries at any time.

“Retention Bonus Amount” means, with respect to a Retention Bonus Recipient, the aggregate amount of the Retention Bonuses payable to such Retention Bonus Recipient pursuant to such Retention Bonus Recipient’s Retention Bonus Agreement (in each case, calculated at the maximum amount), including the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the Retention Bonuses (calculated as if such amounts were payable in full at the Closing).

“Retention Bonuses” means the aggregate of the retention bonuses payable (in each case, calculated at the maximum amount) pursuant to (a) the Bonus, Release and Restrictive Covenant Agreements or (b) the Retention Bonus Agreements in the form set forth on Exhibit D (collectively, the “Retention Bonus Agreements”) entered into between the Company and those Persons (the “Retention Bonus Recipients”) and in those amounts set forth on Schedule 1.1(e) and the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to such payments (calculated as if such amounts were payable in full at the Closing).

“Sanctioned Person” means (a) any Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom or any other Sanctions Authority having jurisdiction over Buyer (including its Affiliates) or the Company or any of its Subsidiaries; (b) any Person that is located, organized, or resident in a Sanctioned Territory; (c) the government of a Sanctioned Territory or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine; insofar as activities pre-dating July 1, 2025 are concerned, Syria is to be part of this list).

“Sanctions” means any trade, economic, or financial sanctions Laws or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control, the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom, or any other similar Governmental Authority with jurisdiction over Buyer or the Company or any of its Subsidiaries (each such authority, a “Sanctions Authority”).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnification Amount” means an amount equal to the Indemnification Escrow Amount, less the aggregate portion of the Retention Bonus Amounts, if any, required to be deposited with the Escrow Agent as security for any Retention Bonus Recipient’s obligations pursuant to Section 8.2, Section 8.3 and the Retention Bonus Agreement.

“Software” means any and all computer programs, software (whether in object code, source code or executable code), firmware, middleware, applications, and APIs.

“Specified Business” has the meaning given in Schedule 1.1(f) hereto.

“Specified Business Entities” means the Specified Business Entities described on Schedule 1.1(f).

“Specified Seller Representations” means the representations and warranties of Seller and the Company, as applicable, set forth in this Agreement, the Ancillary Agreements (other than the Acquisition Agreements and the documents entered into pursuant to the Pre-Closing Transaction Steps) or in any certificate delivered by or on behalf of the Company or Seller pursuant to Section 7.2(d).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries; provided, for the avoidance of doubt, that, all references to a Subsidiary or any Subsidiaries of the Company hereunder shall be deemed to include (a) the Monavate Entities, (b) the Specified Business Entities and (c) any Person or business acquired in connection with the Pre-Closing Transaction Steps, in the case of clause (c) only, after giving effect to the closing of the transactions contemplated by the applicable Acquisition Agreement; provided, further, that solely for purposes of the representations and warranties set forth in Article III, TigSiPay shall not be considered a Subsidiary of the Company.

“Target Net Working Capital” means £2,925,532.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement, election or filing relating to Taxes made with a Governmental Authority in connection with the collection, assessment, payment, determination or imposition of any Taxes, including any schedule, related or supporting information, or attachment thereto and including any amendment thereof.

“Taxes” means all federal, state, local, and non-U.S. tax of any kind whatsoever, however denominated, including, net income, gross income, gross receipts, sales, use, ad valorem, capital, capital stock, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, abandoned and unclaimed property, customs, disability, documentary stamp, gains, goods, gross income, intangible, inventory, occupancy, license, mortgage recording, personal property, production, property, real property, recording, rent, sales, social security, transfer, transfer gains, unemployment, workers’ compensation, value added, escheat, excessive payment, excessive credit transfer, accumulated earnings, personal holding company, windfall profits, estimated, or other similar or analogous tax, duty, impost, fee, fine assessment, or other similar governmental charge (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“TigSiPay” means TigSiPay, SIA, a company incorporated and operating under the laws of the Republic of Latvia, registration number 40203344731, registered address Rīga, Skanstes iela 7 k-1, LV-1013, the Republic of Latvia.

“TigSiPay SPA” means that certain Share Purchase Agreement by and between the Company and Broxburn Capital OU and Jeakbsons Vilnis, dated as of October 1, 2025, for the acquisition of all outstanding and issued share capital of TigSiPay (as amended or restated from time to time).

“Trade Laws” means all applicable United States Laws pertaining to export controls and imports, including such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency, including but not limited to the sanctions and export controls administered and enforced by the Office of Foreign Assets Control; the Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and any similar Laws in any other jurisdiction in which the Company or any of its Subsidiaries conduct business, except to the extent inconsistent with U.S. Law.

“Transaction Expenses” means, as of immediately prior to the Closing, using the Applicable Dollar Amount (where applicable), the aggregate amount of any and all unpaid fees and expenses incurred or payable by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company or any of its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement, the Ancillary Agreements, the Acquisition Agreements, the Pre-Closing Transaction Steps or the performance or consummation of the transactions contemplated hereby or thereby (in each case, calculated as if all such amounts were payable in full at the Closing), including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (b) any fees or expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or any Pre-Closing Transaction Step (other than the filing fees to be borne by Buyer pursuant to the last sentence of Section 6.6(a)); (c) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (d) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (e) the Transfer Taxes to be borne by Seller pursuant to Section 6.7(b); (f) the costs of the D&O Tail; and (g) the Retention Bonuses and any change of control payments, bonuses, severance, termination, or other retention obligations or similar amounts payable in the future or due by the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (either alone or in combination with any other event, except that payments triggered by a post-Closing termination of employment shall not be “Transaction Expenses” hereunder), and the employer portion of any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to any of the foregoing (calculated as if such amounts were payable in full at the Closing).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“UK GAAP” means United Kingdom Generally Accepted Accounting Practice as in effect on the date hereof.

“VAT” means value added tax pursuant to the United Kingdom Value Added Tax Act 1994 or any other similar sales or turnover Tax of any jurisdiction.

“Virtual Currency” means a digital unit that is used as a medium of exchange or a form of digitally stored value that generally may be recorded or transferred by means of a distributed ledger technology system, including digital units of exchange that (a) have a centralized repository or administrator, (b) are decentralized and have no centralized repository or administrator or (c) may be created or obtained by computing or manufacturing effort, including in each case, for the avoidance of doubt, (i) any cryptographic tokens, cryptographic coins, cryptographic currencies, or other cryptographic assets, digital assets or other, virtual or blockchain-based assets that function as a medium of exchange or a form of digitally stored value, and (ii) options, or warrants to purchase any of the items described in the foregoing clause (i) or that are, or may become, convertible or exchangeable into or exercisable for (directly or indirectly) any of the items described in the foregoing clause (i).

“Virtual Currency Exchange Rate” means, with respect to any Virtual Currency, the value of such Virtual Currency in United States dollars at the 30-day volume weighted average price in United States dollars, as published on http://www.cryptocompare.com for the Specified Exchanges and aggregated across all of such Specified Exchanges for the period ending on the date that is three

(3) days prior to the date the Estimated Closing Statement is delivered to Buyer pursuant to Section 2.5(a). For purposes hereof, the “Specified Exchanges” means Binance, BitTrex, Bitfinex, Bitstamp, Coinbase, Gemini, Kraken, Poloniex, Binanceus, bitFlyer or itBit. For the avoidance of doubt, the Virtual Currency Exchange Rate is used solely as an input to the Virtual Currency Valuation Methodology to determine cash value, subject to clause (a) and (b) thereof.

“Virtual Currency Valuation Methodology” means, with respect to any Virtual Currency as of the applicable measurement date, a methodology pursuant to which: (a) the top fifty (50) Virtual Currencies by market capitalization (measured as of the Agreement Date using https://coinmarketcap.com) shall be valued at their cash value determined by reference to the applicable Virtual Currency Exchange Rate; and (b) any other Virtual Currency (i.e., not among such top fifty (50) as measured above) shall be valued at ten percent (10%) of the cash value determined by reference to the applicable Virtual Currency Exchange Rate.

“Websites” means all Internet websites, owned, operated or hosted by or on behalf of the Company or any of its Subsidiaries.

“Willful Breach” means (a) an intentional and willful material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with actual (and not constructive) knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement set forth in this Agreement, and (b) Fraud.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition Location

INDEX \* CHARFORMAT \e " " \z "1033" “Acquisition Proposal” Section 6.3

“Agreement Date” Preamble

“Agreement” Preamble

“Balance Sheet” Section 3.6(d)

“Bankruptcy and Equity Exception” Section 3.2(a)

“Basket” Section 8.5(b)

“Bonus, Release and Restrictive Covenant Agreements” Recitals

“Business IP” Section 3.15(c)

“Business Trade Secrets” Section 3.15(d)

“Buyer Acknowledging Parties” Section 10.20(b)

“Buyer Plans” Section 6.8(b)

“Buyer Released Claims” Section 10.19(a)

“Buyer Released Parties” Section 10.19(b)

“Buyer Releasing Parties” Section 10.19(a)

“Buyer” Preamble

“Chosen Courts” Section 10.10

“Claim Dispute Notice” Section 8.4(d)

“Claim Notice” Section 8.4(a)

“Closing Cash” Section 2.6(a)

“Closing Date” Section 2.2(a)

“Closing Indebtedness” Section 2.6(a)

“Closing Net Working Capital” Section 2.6(a)

“Closing Transaction Expenses” Section 2.6(a)

“Closing” Section 2.2(a)

“Company Advisor” Section 3.24

“Company Common Stock” Recitals

“Company Indemnified Persons” Section 6.9(a)

“Company Registered IP” Section 3.15(a)

“Company” Preamble

“Confidentiality Agreement” Section 6.5

“Consideration Schedule” Section 2.5(b)

“Continuing Employees” Section 6.8(a)

“D&O Tail” Section 6.9(a)

“Debt Payoff Letter” Section 2.4(b)(ii)

“Direct Claim” Section 8.4(c)

“Disclosure Schedules” Article III

“ERISA” Section 3.11(a)

“Estimated Cash” Section 2.5(a)

“Estimated Closing Statement” Section 2.5(a)

“Estimated Indebtedness” Section 2.5(a)

“Estimated Net Working Capital” Section 2.5(a)

“Estimated Transaction Expenses” Section 2.5(a)

“Expiration Date” Section 8.1(c)

“Final Closing Statement” Section 2.6(a)

“Financial Statements” Section 3.6(b)

“Identified Counsel” Section 10.21(a)

“Indemnification Escrow Account” Section 2.3(a)(iv)

“Indemnified Party” Section 8.4(a)

“Independent Accounting Firm” Section 2.6(c)

“Initial Outside Date” Section 9.1(b)

“IRS” Section 3.11(b)

“Losses” Section 8.2

“Material Contracts” Section 3.18(a)

“Monavate Financial Statements” Section 3.6(a)

“Multiemployer Plan” Section 3.11(c)

“Multiple Employer Plan” Section 3.11(c)

“Net Adjustment Amount” Section 2.6(f)(i)

“Nonparty Affiliate” Section 10.20(a)

“Notice of Disagreement” Section 2.6(b)

“Outside Date” Section 9.1(b)

“Payoff Amount” Section 2.4(b)(ii)

“Payoff Indebtedness” Section 2.3(a)(v)

“PCI DSS” Section 3.21(f)

“Permits” Section 3.8(e)

“Permitted Encumbrances” Section 3.13(c)

“Plans” Section 3.11(a)

“Post-Closing Matters” Section 10.21(a)

“Pre-Closing Transaction Steps” Section 6.13(a)

“Prior Representation” Section 10.21(a)

“Privileged Communications” Section 10.21(b)

“Related Party Contract” Section 3.18(a)(v)

“Remedy” Section 6.6(b)

“Reserved Amount” Section 8.7(b)

“Restrictive Covenant Agreement” Recitals

“Seller Acknowledging Parties” Section 10.20(a)

“Seller Group” Section 10.21(a)

“Seller Released Claims” Section 10.19(b)

“Seller Released Parties” Section 10.19(a)

“Seller Releasing Parties” Section 10.19(b)

“Seller” Preamble

“Shares” Recitals

“Significant Customer” Section 3.22(a)

“Significant Supplier” Section 3.22(b)

“Specified Business Financial Statements” Section 3.6(b)

“Term Facility Loan” Recitals

“Third-party Claim” Section 8.4(a)

“Transaction Expenses Payoff Instructions” Section 2.4(b)(iii)

“Transfer Taxes” Section 6.7(c)

Article II
Purchase and Sale of Shares

Section 2.1 Purchase and Sale.

(a) Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Encumbrances.

Section 2.2 Closing.

(a) The closing of the purchase and sale of the Shares pursuant to Section 2.1 (the “Closing” XE " QUOTE 0X201C “Closing QUOTE 0X201D ”" \t “Section 2.2(a)" ) shall be held via electronic exchange of documents on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties hereto set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the parties hereto mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date. XE " QUOTE 0X201C “Closing Date QUOTE 0X201D ”" \t “Section 2.2(a)" ”

Section 2.3 Payment for Shares; Closing Payments.

(a) As promptly as practicable following the Closing (and in any event, no later than the Closing Date), Buyer shall:

(i) pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing and provided by the Company to Buyer at least three (3) Business Days prior to the Closing Date, an amount in cash equal to the Closing Date Consideration;

(ii) pay (or cause to be paid) to the Company or its applicable Subsidiary that employs the Retention Bonus Recipients by wire transfer of immediately available funds to the account or accounts designated in writing and provided by the Company to Buyer at least three (3) Business Days prior to the Closing Date, an amount and cash equal to the Retention Bonuses that become payable as a result of the Closing; which shall pay such amounts (less applicable withholding Taxes), to the applicable recipient thereof through its payroll system as promptly as reasonably practicable but in no event later than two (2) Business Days following Closing;

(iii) pay (or cause to be paid) to the Escrow Agent for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount, which shall be held pursuant to the terms of this Agreement and the Escrow Agreement;

(iv) pay (or cause to be paid) the Indemnification Escrow Amount by wire transfer of immediately available funds to the Escrow Agent for deposit into an escrow account (the “Indemnification Escrow Account”) XE "“Indemnification Escrow Account”" \t "Section 2.3(a)(iv)" as security for Seller and the applicable portion of each Retention Bonus Recipient’s obligations, if any, pursuant to Section 8.2, Section 8.3 and the Retention Bonus Agreement (as applicable), which shall be held pursuant to the terms of this Agreement, the Retention Bonus Agreement (as applicable) and the Escrow Agreement;

(v) pay (or cause to be paid) on behalf of the Company, the Payoff Amount payable to each counterparty or holder of Indebtedness identified on Section 2.3(a)(v) of the Disclosure Schedules (the “Payoff Indebtedness”) XE "“Payoff Indebtedness”" \t "Section 2.3(a)(v)" in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement; and

(vi) on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses (other than the Retention Bonuses), as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; provided, that any Estimated Transaction Expenses that are treated as compensatory payments shall be paid, as directed in writing by Seller to Buyer at least three (3) Business Days prior to the Closing Date, to the applicable Subsidiary of the Company, which shall pay such amounts, less applicable withholding Taxes, to the applicable recipient thereof through its payroll system as promptly as reasonably practicable but in no event later than two (2) Business Days following Closing.

Notwithstanding the foregoing, the Consideration or Retention Bonuses payable to a recipient hereunder (and Buyer’s obligation to pay such amount) shall be reduced by the outstanding balance (plus accrued interest) owed under the Stockholder Loan by such recipient as of the time such Consideration or Retention Bonus Amount (as applicable) would otherwise be payable, and only the net amount of the Consideration payable to such recipient after such reduction shall be paid to such recipient (it being understood that the outstanding balance of the Stockholder Loan (plus accrued interest) shall be deemed paid to the applicable recipient notwithstanding the foregoing).

(b) All cash paid and all cash deposited with the Escrow Agent pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, other than any right to receive Additional Consideration under the terms of this Agreement and Post-Closing Retention Bonus (as defined in the Retention Bonus Agreements) under the terms of the Retention Bonus Agreements.

Section 2.4 Certain Deliveries.

(a) Concurrently with the Closing, Buyer shall deliver, or cause to be delivered:

(i) to Seller, an executed counterpart to the Escrow Agreement signed by Buyer; and

(ii) an executed Retention Bonus Agreement with respect to each Retention Bonus Recipient.

(b) At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Buyer:

(i) letters of resignation from the officers or directors of the Company and each of its Subsidiaries, in form and substance reasonably satisfactory to Buyer;

(ii) a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to Buyer (each such payoff letter, a “Debt Payoff Letter” XE " QUOTE 0X201C “Debt Payoff Letter QUOTE 0X201D ”" \t “Section 2.4(b)(ii)" ), which Debt Payoff Letters shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable related to each such applicable item of Payoff Indebtedness (each, the “Payoff Amount”) XE "“Payoff Amount”" \t "Section 2.4(b)(ii)" and (B) provide for delivery by the holders of such applicable Payoff Indebtedness, promptly upon receipt of the applicable Payoff Amount, of customary releases of all Encumbrances and instruments of full discharge to Buyer;

(iii) reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (which, with respect to the Retention Bonuses, shall be satisfied by delivery of Retention Bonus Agreements under Section

2.4(c)) (the “Transaction Expenses Payoff Instructions” XE " QUOTE 0X201C “Transaction Expenses Payoff Instructions QUOTE 0X201D ”" \t “Section 2.4(b)(iii)" ); and

(c) to the extent not executed and delivered on the Agreement Date, an executed Retention Bonus Agreement with respect to each Retention Bonus Recipient.

(d) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least three (3) Business Days prior to the applicable payment date.

Section 2.5 Closing Estimates and Consideration Schedule.

(a) At least three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Buyer a written statement (the “Estimated Closing Statement” XE " QUOTE 0X201C “Estimated Closing Statement QUOTE 0X201D ”" \t “Section 2.5(a)" ) prepared by the Company that includes (together with reasonably detailed documentation supporting such calculations and estimates) (i) a good-faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital” XE " QUOTE 0X201C “Estimated Net Working Capital QUOTE 0X201D ”" \t “Section 2.5(a)" ), (B) Indebtedness (the “Estimated Indebtedness” XE " QUOTE 0X201C “Estimated Indebtedness QUOTE 0X201D ”" \t “Section 2.5(a)" ), (C) Cash (the “Estimated Cash” XE " QUOTE 0X201C “Estimated Cash QUOTE 0X201D ”" \t “Section 2.5(a)" ) and (D) all Transaction Expenses (the “Estimated Transaction Expenses” XE " QUOTE 0X201C “Estimated Transaction Expenses QUOTE 0X201D ”" \t “Section 2.5(a)" ) (with each of Estimated Net Working Capital, Estimated Cash and Estimated Indebtedness determined without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Closing Date Consideration. The Estimated Closing Statement shall set forth calculations of such amounts in a manner consistent with the Applicable Accounting Principles and the defined terms set forth in this Agreement. Prior to the Closing, the Company will cooperate in good faith with Buyer to answer any questions and resolve any issues raised by Buyer and its Representatives in connection with their review of the Estimated Closing Statement. The Company shall consider in good faith any potential adjustments to the Estimated Closing Statement raised by Buyer prior to the Closing. For the avoidance of doubt, Buyer’s failure to raise any comments (or the Company’s failure to incorporate any comments) shall not in any way limit or otherwise affect Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by Buyer’s of the accuracy of the amounts reflected thereof.

(b) At least three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Buyer a schedule (the “Consideration Schedule” XE " QUOTE 0X201C “Consideration Schedule QUOTE 0X201D ”" \t “Section 2.5(b)" ) that sets forth: (i) the Closing Date Consideration, (ii) each Retention Bonus Recipient’s Retention Bonus Amount, and (iii) Seller’s Pro Rata Share and each Retention Bonus Recipient’s Pro Rata Share. Seller acknowledges that Buyer may rely on the Consideration Schedule for purposes of calculating all payments to be made under this Article II with respect to the portion of the Consideration to be delivered to Seller and each Retention Bonus Recipient and will not bear any responsibility or liability with respect to inaccuracies or errors in the Consideration Schedule delivered by the Company, other than pursuant to any adjustment that may result in additional payments pursuant to Section 2.6.

Section 2.6 Post-Closing Adjustment of Consideration.

(a) Within ninety (90) days following the Closing Date, the Company shall prepare and deliver to Seller a written statement (the “Final Closing Statement” XE " QUOTE 0X201C “Final Closing Statement QUOTE 0X201D ”" \t “Section 2.6(a)" ) that shall include and set forth a calculation of (together with reasonably detailed documentation supporting such calculations) the actual (i) Net Working Capital (the “Closing Net Working Capital” XE " QUOTE 0X201C “Closing Net Working Capital QUOTE 0X201D ”" \t “Section 2.6(a)" ), (ii) Indebtedness (the “Closing Indebtedness” XE " QUOTE 0X201C “Closing Indebtedness QUOTE 0X201D ”" \t “Section 2.6(a)" ), (iii) Cash (the “Closing Cash” XE " QUOTE 0X201C “Closing Cash QUOTE 0X201D ”" \t “Section 2.6(a)" ), and (iv) Transaction Expenses (the “Closing Transaction Expenses” XE " QUOTE 0X201C “Closing Transaction Expenses QUOTE 0X201D ”" \t “Section 2.6(a)" ) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be calculated in accordance with the terms of this Agreement, including the definitions of the terms Net Working Capital, Indebtedness, Cash and Transaction Expenses.

(b) The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement” XE " QUOTE 0X201C “Notice of Disagreement QUOTE 0X201D ”" \t “Section 2.6(b)" ) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.6(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.6.

(c) During the 15‑day period following delivery of a Notice of Disagreement by Seller to Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between Seller and Buyer within such 15‑day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. If Seller and Buyer have not resolved all such differences by the end of such 15‑day period, Seller and Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm” XE " QUOTE 0X201C “Independent Accounting Firm QUOTE 0X201D ”" \t “Section 2.6(c)" ), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be made in accordance with the terms of this Agreement, including the definitions of the terms Net Working Capital, Indebtedness, Cash and Transaction Expenses, and shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in Seller’s and Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which Seller and Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Ernst & Young or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Seller and Buyer. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9.

(d) The costs of any dispute resolution pursuant to Section 2.6(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Consideration contemplated by this under Section 2.6 shall cause the Company to, afford Seller and its Representatives reasonable access (including remote access by way of a data room), during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.6; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” XE " QUOTE 0X201C “Net Adjustment Amount QUOTE 0X201D ”" \t “Section 2.6(f)(i)" means an amount, which may be positive or negative, equal to (A) the Closing Working Capital Overage, minus the Estimated Working Capital Overage, minus (B) the Closing Working Capital Underage, minus the Estimated Working Capital Underage, plus (C) the Estimated Indebtedness, minus the Closing Indebtedness as finally determined pursuant to this Section 2.6, plus (D) the Closing Cash as finally determined pursuant to this Section 2.6, minus the Estimated Cash, plus (E) the Estimated Transaction Expenses, minus the Closing Transaction Expenses, as finally determined pursuant to this Section 2.6;

(ii) If the Net Adjustment Amount is positive, the Consideration shall be adjusted upwards in an amount equal to the lesser of (x) the Adjustment Escrow Amount and (y) the Net Adjustment Amount. In such event, (A) Seller and Buyer shall promptly deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount, (B) the Escrow Agent shall pay all funds in the Adjustment Escrow Fund to Seller and (C) Buyer shall pay an amount equal to the lesser of (x) the Adjustment Escrow Amount and (y) the Net Adjustment Amount to Seller, it being understood and agreed that in no event shall Seller be entitled to recovery of, and Buyer shall not be liable for, the Net Adjustment Amount in excess of the Adjustment Escrow Amount.

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Consideration shall be adjusted downwards in an amount equal to the lesser of (x) the Adjustment Escrow Amount and (y) the Net Adjustment Amount. In such event, Buyer and Seller shall promptly deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to Buyer in accordance with the terms of the Escrow Agreement, it being understood and agreed that the Adjustment Escrow Fund shall be Buyer’s sole source of recovery if the Net Adjustment Amount is negative. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying the Net Adjustment Amount to Buyer as provided herein, shall pay the remaining funds in the Adjustment Escrow Fund to Seller.

(g) Payments in respect of Section 2.6(f) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.6 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.

Section 2.7 Withholding Rights. Notwithstanding anything to the contrary in this Agreement, each of Buyer and the Escrow Agent shall be entitled to deduct and withhold from any consideration deliverable or otherwise payable to any Person pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. Other than with respect to withholding that is attributable to any failure of the Company to deliver the forms described in Section 7.2(f) at or prior to the Closing, the applicable payor shall use commercially reasonable efforts to provide the applicable payee with reasonable advance notice of such payor’s intention to withhold and reasonably cooperate (in a timely manner) to minimize any such deduction or withholding to the extent permitted by applicable Tax Law.

Section 2.8 Reallocation of Forfeited Retention Bonus Amounts. Promptly following any forfeiture of any portion of a Retention Bonus Recipient’s Post-Closing Payment in accordance with the terms of such Retention Bonus Recipient’s applicable Retention Bonus Agreement (excluding, for the avoidance of doubt, any amount forfeited or paid to Buyer in satisfaction of any indemnity obligations pursuant to Article VIII), Buyer shall, in its sole discretion after reasonable consultation with the Company, reallocate the forfeited amount to one or more of the remaining Retention Bonus Recipients who then remain eligible to be paid all of such Retention Bonus Recipient’s Post-Closing Payment in accordance with the terms of such Retention Bonus Recipient’s applicable Retention Bonus Agreement; provided, that (a) the aggregate Retention Bonuses (including the employer portion of any employment or payroll Taxes thereon) shall not be increased as a result of any such reallocation, (b) any such reallocation shall be effected in compliance with applicable Law and the terms of the Retention Bonus Agreements, and (c) the employer portion of any employment or payroll Taxes in respect of any such reallocation shall be correspondingly adjusted. Following any such reallocation, the applicable Post-Closing Payment of the affected Retention Bonus Recipient(s) shall be deemed automatically adjusted for all purposes of this Agreement and the Ancillary Agreements.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules” XE " QUOTE 0X201C “Disclosure Schedules QUOTE 0X201D ”" \t “Article III" ) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to (x) be material to the Company and its Subsidiaries (taken as a whole) or (y) prevent or materially impair the Closing.

(b) The Company has heretofore furnished to Buyer a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or similar organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents in any respect that, individually or in the aggregate would reasonably be expected to (x) be material to the Company and its Subsidiaries (taken as a whole) or (y) prevent or materially impair the Closing.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements and Acquisition Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby (including the Pre-Closing Transaction Steps) have been duly and validly authorized by the Board of Directors of the Company. No vote of the holders of any securities of the Company or any of its Subsidiaries is necessary (or if any is required, such vote shall have been obtained) to approve and adopt this Agreement, the Acquisition Agreements, the Closing and the other transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements and Acquisition Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements and Acquisition Agreements to which the Company will be a party, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception” XE " QUOTE 0X201C “Bankruptcy and Equity Exception QUOTE 0X201D ”" \t “Section 3.2(a)" ). For the avoidance of doubt, no approval from the Board of Directors or shareholders of the Mexican Subsidiary is required in connection with this Agreement.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, except in the case of clause (ii) and clause (iii) as, individually or in the aggregate, would not reasonably be expected to (A) be material to the Company and its Subsidiaries, taken as a whole, or (B) prevent or materially impair, the Closing or any Pre-Closing Transaction Step.

(b) None of the Company or any of the Company’s Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby (including the Pre-Closing Transaction Steps) or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the Regulatory Filings and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 3.4 Capitalization.

(a) Schedule 3.4(a)(i) of the Disclosure Schedules sets forth a complete and accurate list of all authorized capital stock of the Company and all record and beneficial holders of the issued and outstanding capital stock of the Company, indicating the respective number of Shares held. All outstanding shares of capital stock of the Company are uncertificated. Schedule 3.4(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests.

(b) Except for the Shares and except as set forth in Schedule 3.4(a)(i) or (ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the securities set forth in Schedule 3.4(a)(i) have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. There are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. There are no voting trusts, proxies, or other agreements or understandings with respect to the equity securities of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.4(b) of the Disclosure Schedules, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any equity interest in the Company or any of its Subsidiaries.

Section 3.5 Equity Interests. Except for the Subsidiaries listed on Schedule 3.4(a)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person. The Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.6(a) of the Disclosure Schedule sets forth true, complete and correct copies of the audited consolidated balance sheet of Monavate Topco and its Subsidiaries as of, and the audited consolidated statements of income of Monavate Topco and its Subsidiaries for the years ended, December 31, 2023 and 2024 (collectively, the “Monavate Financial Statements” XE " QUOTE 0X201C “Monavate Financial Statements QUOTE 0X201D ”" \t “Section 3.6(a)" ). The Monavate Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Monavate Entities as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Monavate Financial Statements were derived from the books and records of the Monavate Entities. Monavate Topco has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of Monavate Financial Statements in conformity with Applicable Accounting Standards, and such system of internal accounting controls is effective for its intended purpose.

(b) Schedule 3.6(b) of the Disclosure Schedule sets forth true, complete and correct copies of the unaudited aggregated balance sheet of each Specified Business Entity, the unaudited aggregate income statement of each Specified Business Entity, and the unaudited aggregated statements of stockholders’ equity and cash flow of each Specified Business Entity for each Specified Business Entity’s last two financial years (i.e., prepared as of or for each Specified Business Entity’s last two financial year ends), (collectively, the “Specified Business Financial Statements” XE " QUOTE 0X201C “Specified Business Financial Statements QUOTE 0X201D ”" \t “Section 3.6(b)" and, together with the Monavate Financial Statements, the “Financial Statements” XE " QUOTE 0X201C “Financial Statements QUOTE 0X201D ”" \t “Section 3.6(b)" ). The Specified Business Financial Statements fairly present, in all material respects, the financial position and cash flows of the applicable Specified Business Entity as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Specified Business Financial Statements were derived from the books and records of the applicable Specified Business Entity. Each Specified Business Entity has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of the applicable Specified Business Financial Statements in conformity with Applicable Accounting Standards, and such system of internal accounting controls is effective for its intended purpose.

(c) The Company: (i) has not owned, and does not own, any assets or property (other than equity securities of the Mexican Subsidiary, the Monavate Entities and Specified Business Entities and rights related thereto); (ii) has not been, and is not, a party to Contracts (other than its organizational documents (and Contracts incidental thereto) or in connection with the transactions contemplated by this Agreement, including this Agreement and any other Ancillary Agreement to which it is a party or those incidental or related to its direct or indirect ownership of equity securities of the Mexican Subsidiary, the Monavate Entities, the Specified Business Entities and TigSiPay); (iii) has not conducted, and does not conduct, any business (other than incidental to its formation, continued maintenance and existence or otherwise as contemplated by the immediately preceding clause (ii), including those relating to its acquisition or ownership of equity securities of the Mexican Subsidiary, the Monavate Entities, the Specified Business Entities and TigSiPay or the transactions contemplated hereby); and (iv) except (A) for Permitted Encumbrances; (B) for obligations under applicable Laws, the organizational documents of the Company or its Subsidiaries (and Contracts incidental thereto), otherwise relating to or arising out of the transactions contemplated by this Agreement, and those necessary for the corporate maintenance and existence thereof; and (C) as set forth on Section 3.6(c) of the Disclosure Schedules, does not have any material liabilities or obligations. For the avoidance of doubt, all references to the Company set forth in this Section 3.6(c) mean the Company only, and such references to the Company exclude, and no representation or warranty is made with respect to, any Subsidiary of the Company.

(d) Except as and to the extent adequately accrued or reserved against in the Monavate Financial Statements or Specified Business Financial Statements (such balance sheets, together with all related notes and schedules thereto, the “Balance Sheet” XE " QUOTE 0X201C “Balance Sheet QUOTE 0X201D ”" \t “Section 3.6(d)" ), none of the Company nor any of its Subsidiaries has, any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by Applicable Accounting Standards to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for (A) liabilities and obligations, incurred in the ordinary course of business since the date of the applicable Balance Sheet, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law), (B) are executory obligations under contracts incurred in the ordinary course of business

(none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law) or (C) those that, in aggregate, would not exceed $250,000.

(e) The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in all material respects in accordance with customary accounting practices. The Company and its Subsidiaries maintain reasonably proper and reasonably adequate internal accounting controls. There are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting, and there has been no fraud that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(f) The accounts receivable of the Company and its Subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. There has not been any material adverse change in the collectability of such accounts receivable during the past twelve (12) months. Schedule 3.6(f) of the Disclosure Schedules sets forth a list of all such accounts receivable that are more than thirty (30) days past due as of the date of this Agreement, and of all such accounts receivable classified as doubtful accounts. The Company and its Subsidiaries do not have any accounts receivable in excess of $150,000 from any Person which is an affiliate of the Company or its Subsidiaries or from any equity holder, director, member, manager, officer or employee of the Company, its Subsidiaries or any affiliates thereof. All accounts payable of the Company and its Subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. The Company and its Subsidiaries do not have any accounts payable in excess of $150,000 to any Person that is an Affiliate of the Company or from any equity holder, director, member, manager, officer or employee of the Company or of any of its Affiliates.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any commitment to become a party to any “off balance sheet” arrangement (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

Section 3.7 Absence of Certain Changes or Events. From the date of the applicable Balance Sheet: (a) except for undertaking the Transactions and the Pre-Closing Transaction Steps, the Company and its Subsidiaries have conducted their businesses in the ordinary course; (b) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; (c) there has not been any Company Material Adverse Effect; and (d) except as set forth on Schedule 3.7 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries holds all of the necessary authorizations, including from relevant Governmental Authorities, to carry on its existing business as well as any further business contemplated by this transaction.

(b) Each of the Company, its Subsidiaries and TigSiPay has at all times operated within the scope of its authorizations, registrations or equivalent.

(c) Each of the Company and its Subsidiaries is and has been in the last three (3) years in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received any written notice, order, complaint or other communication during the past three (3) years, nor, to the knowledge of the Company, is there any basis for any notice, order, complaint, restriction or revocation of any authorization or permit, or other communication, from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to the Company or its Subsidiaries.

(e) Schedule 3.8(e) of the Disclosure Schedules sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits” XE " QUOTE 0X201C “Permits QUOTE 0X201D ”" \t “Section 3.8(e)" ). Each of the Company and its Subsidiaries possesses or has applied for all Permits required by applicable Law to conduct their respective business as currently conducted, other than Permits the absence of which would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits and has implemented policies, systems, controls and procedures designed to ensure it complies with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, the Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries. The Permits are in full force and effect and constitute all Permits required to permit the Company and its Subsidiaries to operate or conduct their businesses as currently conducted or hold any interest in their properties or assets except for such Permits, individually or in the aggregate, that would not be material to the business, properties or assets of the Company and its Subsidiaries.

Section 3.9 Safeguarding. (i) Neither the Company nor any of its Subsidiaries have, at any time in the three (3) years prior to the date of this Agreement, engaged in any activity in violation in any material respects of applicable Laws relating to the safeguarding of customer funds, and (ii) the Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to the safeguarding of customer funds. The Company and its Subsidiaries have in place policies, systems, controls and procedures designed to prevent it from violating any applicable Laws relating to the safeguarding of customer funds.

Section 3.10 Litigation. Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company and its Subsidiaries (taken as a whole), or any of the directors or officers of the Company or any of its Subsidiaries in their respective capacities as such, except as would not, individually or in the aggregate, be material to the

Company and its Subsidiaries, taken as a whole. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of the material properties or assets of the Company and its Subsidiaries (taken as a whole), any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of all material Plans and identifies the jurisdiction in which such Plan is offered; provided, however, that the Company shall not be required to list each individual offer letter or service provider agreement to the extent that such agreements are documented on a standard form of agreement listed on Schedule 3.11(a) of the Disclosure Schedules to which no material changes have been made and such standard form has been furnished to Buyer. As used herein, “Plans” XE " QUOTE 0X201C “Plans QUOTE 0X201D ”" \t “Section 3.11(a)" means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” XE " QUOTE 0X201C “ERISA QUOTE 0X201D ”" \t “Section 3.11(a)" ), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, profit-sharing, retention, change in control, retirement, welfare benefit, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any obligation (whether actual or contingent) or which are maintained, contributed to (or required to be contributed to) or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.

(b) The Company has furnished to Buyer a true and complete copy of each Plan that is in writing and a summary of each Plan not in writing and has delivered to Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, as applicable: (i) a copy of each trust or other funding arrangement (to the extent applicable), (ii) the most recent summary plan description and any summaries of material modifications (or similar participant written communications describing the terms and conditions of such Plan), (iii) the most recently filed Internal Revenue Service (“IRS” XE " QUOTE 0X201C “IRS QUOTE 0X201D ”" \t “Section 3.11(b)" ) Forms 5500 or similar annual report filed with any Governmental Authority, (iv) the most recently received IRS determination or opinion letter for each such Plan, and (v) all material non-routine correspondence to or from any Governmental Authority relating to any Plan within the three (3) years prior to the date hereof. Neither the Company nor any of its Subsidiaries has any commitment to establish, modify, change or terminate any material Plan, other than with respect to a modification, change or termination required by ERISA, the Code, or applicable Law.

(c) None of the Plans is subject to Title IV of ERISA, is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan” XE " QUOTE 0X201C “Multiemployer Plan QUOTE 0X201D ”" \t “Section 3.11(c)" ), is a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan” XE " QUOTE 0X201C “Multiple Employer Plan QUOTE 0X201D ”" \t “Section 3.11(c)" ) is a plan defined in Section 413(c) of the Code or is otherwise a defined benefit plan within the meaning of Section 3(35) of ERISA (whether or not subject to ERISA). Neither the Company nor any of its Subsidiaries has incurred any material liability under, arising out of or by operation of Title IV of ERISA including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would reasonably be expected to give rise to any such liability.

(d) Except as set forth on Schedule 3.11(d) of the Disclosure Schedules, none of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person; or (ii) obligates the Company or any of its Subsidiaries to make any payment, triggers any acceleration of vesting or funding or provides any benefit as a result of or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. Except to the extent required by the Consolidated Omnibus Budget Reconciliation Act (or similar local Law) at the full cost to such individual, none of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(e) Each Plan is now and always has been operated, funded, and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in any respect in default under or in material violation under any Plan, nor does the Company have any knowledge of any such default or material violation by any other party to any Plan.

(f) The Company and its ERISA Affiliates maintain no Plan that is intended to be qualified under Section 401(a) of the Code.

(g) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan that could result in material liability to the Company and its Subsidiaries, taken as a whole.

(h) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates in all material respects.

(i) There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(j) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in compliance in all material respects with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code, the Patient Protection and Affordable Care Act, and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any material liability, including additional contributions, fines, assessable payments, penalties or loss of tax deduction as a result of such administration and operation.

(k) With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan or arrangement has been maintained, operated and administered in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code.

(l) The Company and its Subsidiaries are not obligated to make any payments, including under any Plan, that would reasonably be expected to constitute “excess parachute payments” pursuant to Section 280G of the Code. No Retention Bonus Recipient is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code or otherwise subject to U.S. federal income taxation on a net income basis by reason of U.S. citizenship, lawful permanent residency, residence, or engagement in a U.S. trade or business.

(m) Neither the Company nor any of its Subsidiaries is obligated to indemnify any party or provide any tax gross-ups with respect to taxes imposed under Section 409A or 4999 of the Code.

(n) Without limiting the generality of the foregoing sections of this Section 3.11, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies): (i) any such Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) any such Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such tax Laws, and (iii) no such Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities.

Section 3.12 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor, work council, or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. There are no, and during the past three (3) years have been no, organizing activities or collective bargaining arrangements with the Company or any of its Subsidiaries and no such activities or arrangements are pending or, to the knowledge of the Company, under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is no, and during the past three (3) years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor is there any reasonable basis for any of the foregoing. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining, works council or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require consultation with any employees or any labor union, trade union, staff association, staff council, works council, information and consultation body or similar worker representative body, labor union, trade union, staff association, staff council, works council, information and consultation body or similar worker representative body.

(b) The Company and each of its Subsidiaries is and during the past three (3) years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required by Law to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to employment or labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with Applicable Accounting Standards for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an audit or investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(e) To the knowledge of the Company, no current officer or key employee of the Company or any of the Company’s Subsidiaries currently intends, or is currently expected, to terminate his or her employment relationship with the Company or such Subsidiary promptly following the consummation of the transactions contemplated hereby.

(f) Except as set forth on Schedule 3.12(f) of the Disclosure Schedules, during the last three (3) years (i) no allegations of workplace harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their supervisory employees in their capacities as such, (ii) to the knowledge of the Company, no incidents of any such workplace harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of harassment, discrimination or other misconduct by any of their employees.

(g) The Company has made available to Buyer, by unique identification number for each employee or other service provider of the Company and its Subsidiaries, such employee’s or service provider’s: (i) title (and whether employee or independent contractor), (ii) start date (and any other service crediting date), (iii) primary work location, (iv) annual base salary or hourly wage rate, (v) exempt or non-exempt classification under the Fair Labor Standards Act and any similar state or non-U.S. Law, (vi) status as a full-time or part-time employee, (vii) current incentive compensation opportunity (including any bonuses and commissions), and (viii) severance, retention, or change in control entitlements.

(h) During the past three (3) years, neither the Company nor any Subsidiary has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or Acquired Rights Directive (2001/23/EC) affecting any employee or any other persons engaged in the business of the Company or its Subsidiaries and, to the knowledge of the Company, no event has occurred that may reasonably involve such persons in the future being a party to such a transfer.

Section 3.13 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their owned or leased (as applicable) tangible assets, including all of the tangible assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business or which would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

(b) The Company and its Subsidiaries own or have the right to use all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), and, together with the properties, assets and rights to be acquired, assigned, transferred or otherwise conveyed to the Company or its Subsidiaries pursuant to the Pre‑Closing Transaction Steps (including under any Acquisition Agreement), constitute all properties, assets and rights used or held for use in, and sufficient for, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects, (ii) the conduct of the business of the Monavate Entities, as conducted immediately prior to the date of this Agreement in all material respects and (iii) the conduct of the Specified Business Entities as conducted immediately prior to the date of this Agreement in all material respects.

(c) None of the assets owned or leased by the Company or any of its Subsidiaries are subject to any material Encumbrance, other than (i) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and for which adequate reserves have been established on the books and records of the Company and its Subsidiaries in accordance with Applicable Accounting Standards, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary and that are not due and owing by the Company or any of its Subsidiaries, (iii) Encumbrances arising under or created by any lease (other than capital or finance leases and leases underlying sale and leaseback transactions) affecting the underlying fee interest of the applicable Leased Real Property in favor of the landlord thereunder in accordance with the terms of such lease that (A) are not caused by a default by the Company or any of its Subsidiaries, (B) are not violated in any material respect by the current use or occupancy of the Leased Real Property or the operation of the business of the Company and its Subsidiaries thereon and (C) do not, individually or in the aggregate, materially impair the value, occupancy or use of the real property subject thereto, (iv) in the case of real property, zoning, entitlement, building and other land use requirements of Law imposed by Governmental Authorities having jurisdiction over such real property that are not violated by the current use or occupancy of the applicable real property and that do not, individually or in the aggregate, materially impair the value, occupancy or use of the real property subject thereto, (v) any Encumbrances arising under the Payoff Indebtedness and the other loan documents related thereto that will be released pursuant to the terms of the Debt Payoff Letter at or prior to the Closing, (vi) non-exclusive licenses of, or other non-exclusive grants of rights to, Intellectual Property granted in the ordinary course of business and (vii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances” XE " QUOTE 0X201C “Permitted Encumbrances QUOTE 0X201D ”" \t “Section 3.13(c)" ).

(d) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(e) The properties, assets and rights to be acquired, assigned, transferred or otherwise conveyed to the Company or its Subsidiaries pursuant to the Pre‑Closing Transaction Steps (including under any Acquisition Agreement) include all material properties, assets and rights used or held for use in, and otherwise necessary and sufficient for the conduct of, the businesses of the Monavate Entities and the Specified Business (taken as a whole) as currently conducted in all material respects.

(f) Except as set forth on Section 3.13(f) of the Disclosure Schedules, there is no Person other than the Specified Business Entities that owns or has rights to any asset, is party to any contract, or employs or engages any individual, in each case, which is material to the conduct or operation of the Specified Business (or which is otherwise necessary to permit the conduct of the Specified Business in the ordinary course of business), other than any asset, contract, or individual employee or service provider which will be transferred to the Company or one of its Subsidiaries, free and clear of all Encumbrances, on or before the Closing pursuant to the terms of an Acquisition Agreement (in each case, excluding (i) non-exclusive licenses of Owned Intellectual Property, and (ii) third party rights to Intellectual Property licensed to the Company or one of its Subsidiaries).

Section 3.14 Real Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Neither the Company nor any of its Subsidiaries is the owner of any real property. Each of the Company and its Subsidiaries has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. To the knowledge of the Company, all leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that materially preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are, in all material respects, in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Intellectual Property that is Registered, identifying for each whether it is a Copyright, Domain Name, Patent or Mark (collectively, the “Company Registered IP” XE " QUOTE 0X201C “Company Registered IP QUOTE 0X201D ”" \t “Section 3.15(a)" ). The Company or one of its Subsidiaries is the exclusive owner of all Company Registered IP.

(b) All Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.

(c) The Company or its Subsidiaries exclusively own, free and clear of Encumbrances (other than Permitted Encumbrances), all Owned Intellectual Property and holds valid rights to use all other Intellectual Property used in the operation of their businesses as currently conducted (such other Intellectual Property, together with the Owned Intellectual Property, the “Business IP” XE " QUOTE 0X201C “Business IP QUOTE 0X201D ”" \t “Section 3.15(c)" ). Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s, or the relevant Subsidiaries’, ownership of any Owned Intellectual Property, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company, or the relevant Subsidiary, does not so own any of such material Owned Intellectual Property.

(d) Each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of all trade secrets of the Company or any of its Subsidiaries and the other confidential items included in the Trade Secrets of the Company or any of its Subsidiaries (collectively, the “Business Trade Secrets” XE " QUOTE 0X201C “Business Trade Secrets QUOTE 0X201D ”" \t “Section 3.15(d)" ), including entering into confidentiality agreements with all Persons with access to the Business Trade Secrets. None of the Business Trade Secrets has been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the business of the Company or its Subsidiaries or pursuant to customary confidentiality obligations. To the knowledge of the Company, no unauthorized disclosure of any Business Trade Secrets has occurred.

(e) All Owned Intellectual Property developed by or for the Company and the Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company or the Subsidiaries acting within the scope of their employment, or independent contractors of the Company or the Subsidiaries pursuant to agreements containing an assignment of such Intellectual Property to the Company or the Subsidiaries. All current and former employees and current and former independent contractors of the Company or any of its Subsidiaries that contributed to the development of Owned Intellectual Property, have executed and delivered proprietary information, confidentiality and assignment agreements, whether as standalone agreements or included in employment agreements, substantially in the Company’s standard forms.

(f) The development, manufacture, sale, distribution or other commercial exploitation of the Company Products by the Company or any of its Subsidiaries, and all of the other activities or operations of the business of the Company or any of its Subsidiaries, do not infringe, misappropriate, dilute, or violate, and, during the past six (6) years, have not infringed upon, misappropriated, diluted or violated any Intellectual Property of any third-party. Neither the Company nor any of its Subsidiaries has received any written notice asserting (including invitations to license) that any such infringement, misappropriation, dilution or violation is occurring or, during the past three (3) years, has occurred, nor to the knowledge of the Company, is there a reasonable basis therefor. None of the Owned Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries. To the knowledge of the Company, no third-party is misappropriating, infringing, diluting or violating any Owned Intellectual Property in any material respect.

(g) None of the Open Source Software used in, linked with, or distributed with the Company Products is subject to any licensing terms that, in the manner that such Open Source Software is used or exploited by the Company, requires the distribution of source code in connection with the distribution of any portion of such Company Products (except for the applicable, unmodified Open Source Software) or that prohibits the Company from charging a fee or otherwise limits the Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing any portion of the Company Products (whether in source code or executable code form) or otherwise imposes any material obligations that require the disclosure, redistribution or licensing of any source code underlying any Company Products (except for the applicable, unmodified Open Source Software).

(h) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property. Upon the consummation of the Closing, the Company’s and its Subsidiaries’ rights in the Business IP, and the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted, shall be exercisable by the Company or applicable Subsidiary to the same extent as by the Company and its Subsidiaries prior to the Closing, in each case, in all material respects.

(i) Except as Schedule 3.15(i) of the Disclosure Schedules, as of the date hereof, to the knowledge of the Company, all login credentials (e.g., user names and passwords) for all Social Media Accounts used by the Company or one or more of its Subsidiaries such accounts are under the sole control of the employees of the Company or applicable Subsidiary.

(j) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated thereby, will not give rise to any right of any third party to terminate or reprice or otherwise modify or impair any of the Company’s or any of its Subsidiaries’ rights or obligations under or to any Business IP in any material respect.

Section 3.16 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed, either separately or as a member of an Affiliated Group, under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws in all material respects.

(b) All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), including installments or prepayments of Taxes which are required to have been paid to any Governmental Authority pursuant to applicable law, have been duly and timely paid. All material Taxes required to be withheld or deducted from or with respect to amounts paid or owing to or from or deemed paid or owing to or from or benefits given to any employee, stockholder, creditor or other third-party have been timely withheld or deducted and paid over to the appropriate Governmental Authority.

(c) The Company and its Subsidiaries have not (i) waived any statute of limitations with respect to any Taxes of the Company or its Subsidiaries or agreed to any extension of time for filing any Tax Return of the Company or its Subsidiaries (excluding, for this purpose, automatic extensions of time granted in the ordinary course) or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company or its Subsidiaries, which waiver or extension of time is currently outstanding.

(d) No Tax audits, assessments or Actions are pending, proposed or threatened in writing, or, to the Company’s knowledge, contemplated with respect to the Company or its Subsidiaries, and there are no matters under discussion, audit or appeal with any Governmental Authority with respect to material Taxes of the Company or its Subsidiaries.

(e) There are no liens other than those described in clause (ii) of the definition of Permitted Encumbrances on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) The Company and its Subsidiaries are not required to file Tax Returns of a certain type in any jurisdictions in which they have not filed Tax Returns of such type, and no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns of a certain type that the Company or any of its Subsidiaries are or may be subject to taxation of such type by that jurisdiction, which claim has not been resolved. The Company is not and has not been a resident for Tax purposes in any jurisdiction outside of the United States, and does not have, any branch, permanent establishment, other fixed place of business, or taxable presence in any such jurisdiction. The Company’s Subsidiaries are not and have not been a resident for Tax purposes in any jurisdiction other than their respective countries of incorporation, and do not have any branch, permanent establishment, other fixed place of business, or taxable presence in any such jurisdiction.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group (except an Affiliated Group the parent of which is the Company or any of its Subsidiaries), (ii) has any material liability for the Taxes of any other Person under section 1.1502‑6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract, assumption or joint or several liability, operation of Law, or otherwise, or (iii) is party to or bound by and has any obligations under any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar Contract (other than customary provisions in commercial contracts entered into in the ordinary course and the principal purpose of which does not relate to Taxes).

(h) Neither the Company nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361 (or any analogous provision of state or local law).

(i) Neither the Company nor any of its Subsidiaries have engaged in any “reportable transaction” within the meaning of Code sections 6111 and 6112 or any similar provisions of U.S. state or local or non-U.S. Law or any “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(j) Neither the Company nor any of its Subsidiaries have requested or received a written ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority (in each case, outside of the ordinary course of business). The amount of Tax chargeable on the Company and its Subsidiaries does not depend, and has not depended, on any concession, agreement or other formal or informal arrangement specifically granted to the Company or its Subsidiaries by any Governmental Authority.

(k) Neither the Company nor any of its Subsidiaries (nor Buyer by reason of its ownership of the Company or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income, or pay any Tax, for any taxable period (or portion thereof) ending after the Closing Date as a result of any action, event, election, or transaction occurring before Closing, including: (i) a change in method of accounting for a taxable period made prior to the Closing, (ii) a “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) an installment sale or open transaction disposition (or any corresponding, similar or analogous doctrine under state, local, or non-U.S. Law) made prior to the Closing Date outside the ordinary course of business, (v) any prepaid amount or advance payment received or deferred revenue accrued prior to the Closing Date outside the ordinary course of business, or (vi) any “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of the Company or its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date.

(l) Neither the Company nor any Subsidiaries will be required to pay any Tax after the Closing Date as a result of an election made prior to the Closing pursuant to Section 965(h) of the Code.

(m) The assets of the Company and its Subsidiaries are not, and have never been, “U.S. real property interests” within the meaning of Code section 897. Neither the Company nor any of its Subsidiaries is or has been a “U.S. real property holding corporation” within the meaning of Code section 897.

(n) No Person holds Shares that are or on issuance were non-transferable or subject to a substantial risk of forfeiture within the meaning of Code Section 83 with respect to which a valid election under Code Section 83(b) has not been made.

(o) For U.S. federal, and, if applicable, state and local, income tax purposes, (i) the Company is, and has been since its formation, properly classified as a corporation that is a “C corporation” and (ii) the Company is not and has never been a partner in a “partnership” (within the meaning of Treasury Regulation section 301.7701-3).

(p) Schedule 3.16(p) of the Disclosure Schedules sets forth a list of the entity classification of each Subsidiary for U.S. federal income tax purposes, and, unless otherwise noted, each entity has had such classification at all times since its incorporation or formation, as applicable.

(q) Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(r) Each of the Company and its Subsidiaries has duly and timely collected all material amounts on account of any Taxes, including sales, use or transfer taxes, goods and services, value added, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(s) Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive grant (or any similar or analogous arrangement or agreement) with any Governmental Authority (being an agreement or arrangement not based on a strict application of Law).

(t) Neither the Company nor any of its Subsidiaries has (i) sought or received any Tax benefit pursuant to any Pandemic Response Law or (ii) purchased or sold (or entered into any agreement or arrangement to purchase or sell), or sought payment in respect of, any Tax credit pursuant to Code sections 6417 or 6418.

(u) The Company’s Subsidiaries are taxable persons registered for the purposes of VAT and the Company has complied in all material respects with its obligations under any Tax legislation relating to VAT.

(v) The Company or its Subsidiaries have not entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Tax.

(w) The Company or its Subsidiaries have not been, nor will at Closing be or have been, an intermediary or a relevant taxpayer in respect of a cross-border reportable arrangement within the meaning of Council Directive 2011/16/EU, as amended by Council Directive 2018/822/EU (or any equivalent UK legislation), by reference to any arrangements in existence prior to Closing.

(x) All documents to which the Company or its Subsidiaries are a party which establish or are necessary to establish the title of the relevant entity to any material asset, or to enforce any material rights in respect of such documents and which attract any stamp duty or any transfer, registration or other similar tax (other than those which have ceased to have any legal effect), have been properly stamped or the transfer, registration or other similar tax due in respect of them has been paid in full (as applicable).

(y) All material transactions and arrangements to which the Company or its Subsidiaries are or have been party to have been on arm’s length terms. Each relevant entity has maintained records which contain appropriate details of all transactions affecting it as required under Part 4 of the Taxation (International and Other Provisions) Act 2010 (or any other transfer pricing legislation as applicable in any jurisdiction outside the United Kingdom).

(z) The Company and its Subsidiaries are not aware of any person acting in the capacity of a person associated with the Company or its Subsidiaries having committed a UK or foreign tax evasion facilitation offence (as defined in sections 45 and 46 respectively of the Criminal Finances Act 2017).

(aa) The Company and its Subsidiaries have, and have had at all times since September 30, 2017, such procedures in place as would be reasonable in all the circumstances to expect the entities to have to prevent persons acting in the capacity of a person associated with the Company or its Subsidiaries from committing UK or foreign tax evasion facilitation offences (as defined in sections 45 and 46 respectively of the Criminal Finances Act 2017).

(bb) Neither the execution nor completion of this Agreement will result in a Tax liability of, or the clawback or disallowance of any Tax relief or allowance previously given to or claimed by, the Company or its Subsidiaries.

(cc) Seller is not a “U.S. person” within the meaning of Section 7701(a)(30) of the Code, and is not otherwise subject to U.S. federal income taxation on a net income basis by reason of U.S. citizenship, lawful permanent residency, residence, or engagement in a U.S. trade or business.

Section 3.17 Environmental Matters. Each of the Company and its Subsidiary (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of or liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or its Subsidiary; and (v) has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the possession or control of the Company or its Subsidiary concerning the Hazardous Materials activities of the Company or its Subsidiary and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or its Subsidiary conducted at the request of, or otherwise in the possession or control of the Company or its Subsidiary. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company or its Subsidiary which could give rise to any material liability to the Company or any of its Subsidiaries (taken as a whole) or any material corrective or remedial obligation of the Company or any of its Subsidiaries (taken as a whole) under any Environmental Laws.

Section 3.18 Material Contracts.

(a) Except as set forth in Schedule 3.18(a) of the Disclosure Schedules (by applicable subsection referenced below in this Schedule 3.18(a)) (such Contracts, collectively, “Material Contracts” XE " QUOTE 0X201C “Material Contracts QUOTE 0X201D ”" \t “Section 3.18(a)" ) and excluding any Plans, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature; provided, that, for the avoidance of doubt, any purchase orders entered into in the ordinary course of business shall constitute Material Contracts but shall not be required to be set forth in Schedule 3.18(a) of the Disclosure Schedules:

(i) any continuing Contract (A) permitting another Person to sell, resell or take orders for Company Products, including value added, resellers, and managed service providers, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(B) pursuant to which Company or any of its Subsidiaries licenses Company Products to a Significant Customer; and (C) for the provision of products or services to the Company or any of its Subsidiaries by a Significant Supplier;

(ii) any Contract (other than any Plan) relating to or evidencing Indebtedness in excess of $250,000;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries (except with respect to any offer letters, employment agreements, contractor agreements, and consulting agreements on the Company’s or its Subsidiaries’ standard form of agreements (as made available to Buyer)) (each a “Related Party Contract”) XE "“Related Party Contract”" \t " Section 3.18(a)(v)" ;

(vi) any employment, management, non-competition, consulting, or similar Contract or offer letter, other than Contracts for employment covered in clause (v), that (A) involves an aggregate future or potential liability in excess of $150,000, or (B) that is not terminable without penalty or without more than ninety (90) days’ notice;

(vii) each collective bargaining, works council, union recognition or collective labor agreement or arrangement, whether statutory or contractual, involving the Company or its Subsidiaries;

(viii) any Contract that limits, or purports to limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts, in any material respect, the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third party “most favored nation” status;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $150,000 annually;

(x) any Contract obligating the Company or its Subsidiary to purchase materials or services at a cost in excess of $100,000 on an annual basis or $150,000 in the aggregate;

(xi) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company or any of its Subsidiaries’ businesses;

(xii) any Contract pursuant to which Intellectual Property is licensed to the Company or any Subsidiary, or licensed by the Company or any Subsidiary to another Person, in each case other than any (A) in-bound non-exclusive, licenses for commercially available, off the shelf Software or software-as-a-service agreements; (B) non-disclosure and confidentiality agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business; (C) employee and contractor invention assignment agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, (D) licenses of Open Source Software; (E) licenses granted to vendors and service providers with respect to feedback or to provide products and services to the Company or any of its Subsidiaries, and incidental trademark licenses; and (F) non-exclusive licenses granted to the Company’s or any of its Subsidiaries’ customers in the ordinary course of business;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv) any Contract relating to settlement of any administrative or judicial proceedings within the past three (3) years or pursuant to which there are any material continuing obligations; and

(xv) any other Contract, whether or not made in the ordinary course of business that involves a future or potential payable or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term (except for offer letters, employment agreements, contractor agreements, and consulting agreements on the Company’s standard form of agreements (as made available to Buyer)).

(b) Other than expiration or non-renewals (other than by the Company or any of its Subsidiaries) following the Agreement Date in accordance with the terms thereof, each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. The Company has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19 Affiliate Interests and Transactions. No Related Party of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries), Seller or any person who is or will be a party to a Retention Bonus Agreement: (a) owns, directly or indirectly, 5% or more of the equity or other financial or voting interest in any competitor or customer of the Company or any of its Subsidiaries; (b) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses in or pertaining to the business of the Company or any of its Subsidiaries; or (c) has any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

Section 3.20 Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and neither the Company nor any of its Subsidiaries has received written notice of, nor to the knowledge of the Company, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. All premiums with respect thereto have been paid to the extent due. No claim is currently pending under any such policy involving an amount in excess of $50,000. Schedule 3.20 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.

Section 3.21 Privacy and Security.

(a) The Company and its Subsidiaries (taken as a whole) comply in all material respects with all applicable Privacy Laws and, where applicable, the Company’s and each of its Subsidiaries’ own published, posted and internal agreements and policies with respect to the privacy and security of Personal Information (including such Personal Information of visitors who use the Company’s or its Subsidiaries’ respective Websites, suppliers, clients and distributors), whether any of the same is accessed or used by the Company or its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to require the material compliance of third-parties that process Personal Information on behalf of the Company or a Subsidiary (solely with respect to such processing) with applicable Privacy Laws. The Company and its Subsidiaries post all policies with respect to the foregoing matters on their respective Websites in conformance with and as required by Privacy Laws.

(b) To the knowledge of the Company, the advertisers and other Persons with which the Company or its Subsidiaries have contractual relationships with respect to the processing of Personal Information on behalf of the Company have not breached any Contracts pertaining to Personal Information processed on behalf of the Company or any Privacy Laws.

(c) The Company or one of its Subsidiaries, owns or has sufficient rights to access and use all Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable steps designed to secure the Company IT Systems from unauthorized access or use by any Person, and designed to ensure the continued, uninterrupted and error-free operation of the Company IT Systems. The Company and its Subsidiaries take commercially reasonable steps designed to protect the operation, confidentiality, integrity and security of the Company IT Systems, and all Personal Information stored or contained therein or transmitted thereby, against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no material breaches of same that have not been remedied in all material respects. To the extent required by applicable Privacy Laws, each of the Company and its Subsidiaries (i) uses encryption technology of at least 128-bit and (ii) has implemented a security plan that is designed to (A) identify internal and external risks to the security of the Company’s or its Subsidiaries’ Personal Information and (B) implement safeguards designed to control those risks.

(d) The Company IT Systems are adequate in all material respects for the operation of the business of the Company and its Subsidiaries as currently operated, and, to the knowledge of the Company, are free of all viruses, worms, trojan horses and other known malicious code. To the knowledge of the Company, in the last three (3) years, there has not been any material malfunction or vulnerability with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects.

(e) To the extent required by applicable Privacy Laws, the Company and its Subsidiaries have taken commercially reasonable steps to train employees that have access to Personal Information on all applicable aspects of applicable Privacy Laws. No circumstance has arisen in which applicable Privacy Laws would require the Company or one of its Subsidiaries to notify a Person or Governmental Authority of a data security breach or security incident.

(f) To the extent applicable, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS” XE " QUOTE 0X201C “PCI DSS QUOTE 0X201D ”" \t “Section 3.21(f)" ) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time). To the knowledge of the Company, the Company has not experienced within the past three (3) years a material security breach involving any such cardholder data. Neither the Company nor any of its Subsidiaries has received written notice by any Person alleging a violation of the PCI DSS requirements by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.22 Customers and Suppliers.

(a) Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, during the 12 months ended December 31, 2024 (a “Significant Customer” XE " QUOTE 0X201C “Significant Customer QUOTE 0X201D ”" \t “Section 3.22(a)" ) and (ii) the amount for which each such customer was invoiced during such period. The Company has not received any written notice pursuant to which any Significant Customer, nor, to the knowledge of the Company, has any reason to believe that any Significant Customers has (A) ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or (B) sought, or is seeking, to reduce the price it will pay for the services of the Company. No Significant Customer has threatened in writing or, to the knowledge of the Company, threatened orally to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b) Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) the top ten (10) suppliers of the Company from which the Company and its Subsidiaries ordered products or services during the 12 months ended December 31, 2024 (a “Significant Supplier” XE " QUOTE 0X201C “Significant Supplier QUOTE 0X201D ”" \t “Section 3.22(b)" ) and (ii) the amount for which each such supplier invoiced the Company during such period. The Company has not received any written notice nor has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Significant Supplier, or that any such Significant Supplier will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases. No Significant Supplier has threatened in writing or, to the knowledge of the Company, threatened orally to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.23 Bank Accounts and Letters of Credit. Schedule 3.23 of the Disclosure Schedules lists (a) all bank accounts relating to the business and operations of the Company or its Subsidiaries (including the name of the bank or other institution where such account is located), and (b) all outstanding letters of credit issued by financial institutions for the account of the Company or its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued). The Company has heretofore delivered to Buyer true, correct and complete copies of each letter of credit described in Schedule 3.23 of the Disclosure Schedules.

Section 3.24 Brokers. Except for D.A. Davidson & Co. (“Company Advisor” XE " QUOTE 0X201C “Company Advisor QUOTE 0X201D ”" \t “Section 3.24" ), the fees and expenses of which will constitute Transaction Expenses and be paid by Buyer at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Buyer a complete and correct copy of all agreements between the Company and Company Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.25 Compliance with Sanctions, Trade Laws, Anti-Corruption Laws and Anti-Money Laundering Laws. Except as set forth on Schedule 3.25 of the Disclosure Schedules:

(a) Neither the Company, nor any of its Subsidiaries or any of their respective officers, directors or any employees or, to the Company’s knowledge, agents acting on behalf of the Company or any of its Subsidiaries, is, or at any time during the past five (5) years has been, a Sanctioned Person.

(b) During the past five (5) years, neither the Company nor any of its Subsidiaries has violated any applicable Sanctions, Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws in any material respect.

(c) No action or enforcement proceeding or investigation, review, audit or inquiry by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any actual or alleged violations of Sanctions, Trade Laws, Anti-Corruption Laws or Anti-Money Laundering Laws is, or during the past five (5) years has been, pending or, to the knowledge of the Company, threatened.

(d) During the past five (5) years, neither the Company nor any of its Subsidiaries or any of their respective officers, directors, employees, or, to the knowledge of the Company, agents acting on behalf of any of them, has engaged in any business activities, transactions or other dealings, directly or indirectly, with or involving any Sanctioned Person or Sanctioned Territory, in violation of applicable Sanctions.

(e) The Company and its Subsidiaries maintain policies, procedures, training and internal controls reasonably designed to promote compliance with applicable Sanctions, Trade Laws, Anti-Corruption Laws and Anti-Money Laundering Laws, proportionate to the nature, scale and complexity of their business.

(f) Neither the Company nor any of its Subsidiaries is subject to any suspension, revocation, non-renewal, or threatened action by any Governmental Authority in respect of any required license, permit, or approval arising from or relating to any breach of applicable Sanctions, Trade Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

Section 3.26 Acquisition Agreements. No party to any Acquisition Agreement (including the Company or any of its Subsidiaries) has made or, to the knowledge of the Company, threatened any claim, demand, notice of breach, set‑off or indemnification under or in connection with any Acquisition Agreement. There are no amounts owed or that may become payable by Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) under any Acquisition Agreement. All obligations required to be performed by the Company or any of its Subsidiaries under each Acquisition Agreement on or prior to the date hereof have been duly performed in all material respects (other than where the performance thereof has been waived in accordance with the terms of such Acquisition Agreement and this Agreement). To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such claim, demand, notice of breach, set‑off or indemnification under any Acquisition Agreement.

Section 3.27 Artificial Intelligence.

(a) Except as set forth on Schedule 3.27 of the Disclosure Schedules, none of the Company and its Subsidiaries are currently using Artificial Intelligence as a material component of or in the development, deployment, or provision of any of the products or services of the Company and its Subsidiaries.

Section 3.28 No Other Representations and Warranties. Except for the Specified Seller Representations, Seller, the Company and their respective Affiliates and Representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied, written or oral) to Buyer or any of their Affiliates or Representatives.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1 Authority. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Ancillary Agreements to which Seller is or will be a party and to consummate the transactions contemplated hereunder and thereunder. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Seller will be a party will have been, duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Seller will be a party, will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as limited by the Bankruptcy and Equity Exceptions.

Section 4.2 Title to Shares. Seller is the record and beneficial owner of all of the Shares, free and clear of all Encumbrances or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws. Seller has all requisite power and authority to sell, transfer, assign and deliver the Shares as provided herein, and at the Closing, Seller shall transfer to Buyer good and marketable title to the Shares, free and clear of all Encumbrances or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws. Other than this Agreement, the Shares are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

Section 4.3 No Conflict; Governmental Authorization.

(a) The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected; or

(ii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller under, or result in the creation of any Encumbrance on any property, asset or right of Seller pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller is a party or by which Seller or any of Seller’s properties, assets or rights are bound or affected, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the Closing.

(b) Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the Regulatory Filings and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4 Brokers. Except for Company Advisor, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or any of the Pre-Closing Transaction Steps based upon arrangements made by Seller or for which Buyer and its Subsidiaries (including the Company and its Subsidiaries) could have any liability or obligation following the Closing.

Section 4.5 No Other Representations and Warranties. Except for the representations and warranties made by Seller that are expressly set forth in this Article IV, Seller, the Company and their respective Affiliates and Representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied, written or oral) to Buyer or any of their Affiliates or Representatives. Buyer, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that (i) except for the representations and warranties made by the Company that are expressly set forth in this Article IV, none of Seller or the Company, nor any of their respective Affiliates or Representatives, has made, or is making, any representation, warranty, statement or disclosure of any kind (whether express or implied, written or oral) with respect to any of the Company, its Subsidiaries or their respective businesses, operations, condition (financial or otherwise), pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of the Company or its Subsidiaries with respect to any other information, documents or other materials (including any due diligence or other materials contained in the virtual data room established in connection with this Agreement or reviewed by Buyer or any of its Affiliates or Representatives) or management presentations provided to Buyer or any of its Affiliates or Representatives and (ii) any such other representations or warranties are expressly disclaimed by the Company and Seller, and none of Buyer nor any Person on its behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 5.1 Organization. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as limited by the Bankruptcy and Equity Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is and will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Buyer;

(ii) conflict with or violate any Law applicable to Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer is a party, except, with respect to clause (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, prevent or materially impair, the Closing or any of the other transactions contemplated by this Agreement or the Ancillary Agreements and would not reasonably be expected to do so.

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, or in order to prevent the termination of any right, privilege, license or qualification of Buyer, except for (i) the Regulatory Filings, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws and (iii) except as would not reasonably be expected to be material to Buyer.

Section 5.4 Sufficiency of Funds. Buyer has available to it as of the date hereof, and will have available to it at the Closing, funds (which, for purposes of calculating funds available includes Virtual Currency held or owned by Buyer, calculated at its fair market value as of the relevant date) sufficient to enable Buyer to satisfy all of its obligations under this Agreement and the Ancillary Agreements, including payment of the Closing Date Consideration and any adjustments thereto contemplated by Section 2.6, and any fees and expenses of or payable by Buyer or any of its Affiliates, as and when contemplated by this Agreement or any Ancillary Agreement. In no event shall the receipt or availability of any funds or financing by Buyer or any Affiliate of Buyer or any other financing or other transactions be a condition to any of Buyer’s obligations under, or contemplated by, this Agreement.

Section 5.5 Brokers. Except for Perella Weinberg Partners, the fees of which will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 5.6 Litigation. As of the Agreement Date, there is no Action that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Closing or any of the other transactions contemplated by this Agreement.

Section 5.7 No Other Representations and Warranties. Except for the representations and warranties made by Buyer that are expressly set forth in this Article V, Buyer and its Affiliates and Representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Seller, the Company or any of their respective Affiliates or Representatives.

Article VI
COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except (1) if Buyer shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as expressly required by this Agreement (including the Pre-Closing Transaction Steps), applicable Law, or to comply with the express terms and conditions of any Acquisition Agreement or (3) as set forth on Schedule 6.1 of the Disclosure Schedules, the Company and its Subsidiaries shall, and Seller shall cause (A) the Company and its Subsidiaries (other than TigSiPay) to, and (B) take reasonable best efforts to cause TigSiPay to, conduct their respective businesses in the ordinary course of business and shall use commercially reasonable efforts to: (i) preserve substantially intact the business organization and assets of the Company and its Subsidiaries; (ii) keep available the services of the current officers and employees of the Company and its Subsidiaries; (iii) preserve the relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain the assets and properties of the Company and its Subsidiaries in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, and Seller shall cause the Company and its Subsidiaries not to do, directly or indirectly, any of the following without the prior written consent of Buyer (not to be unreasonably withheld, and other than in respect of clause (y) which may be given or withheld in Buyer’s sole discretion) except (A) as required by Law, (B) as expressly required by this Agreement (including the Pre-Closing Transaction Steps) or to comply with the express terms and conditions of any Acquisition Agreement or (C) as set forth on Schedule 6.1 of Disclosure Schedules:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company and its Subsidiaries, other than (in the cause of clause (ii) only) (x) sales or transfers of inventory in the ordinary course of business or (y) sales of any such properties or assets in the ordinary course of business not in excess of $50,000 individually or $250,000 in the aggregate;

(c) declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof, or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate or capitalization structure;

(g) incur any Indebtedness covered under clauses (a) to (c) of the definition thereof or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case, other than in the ordinary course of business and in an amount not in excess of $100,000;

(h) (i) amend or modify in any material respect, or consent to the termination of, any Material Contract, or waive or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder, or (ii) other than any Contract that is terminable on ninety (90) days’ or less notice without payment, penalty or ongoing restriction, enter into any Contract that would have been a Material Contract had it been entered into prior to the Agreement Date;

(i) (i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $200,000 for the Company and its Subsidiaries taken as a whole, in each case, other than those set forth in the capital expenditure spend budget of the Company attached on Schedule 6.1(i) of the Disclosure Schedules or (ii) make capital expenditures below the lower range set forth in the capital expenditure spend budget of the Company identified on Schedule 6.1(i) of the Disclosure Schedules, for each period contemplated thereunder;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;

(k) except as required by applicable Law, Retention Bonus Agreement or any Plan set for on Schedule 3.11(a) of the Disclosure Schedules as in effect on the date hereof, (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, managers, consultants or advisors, or employees, except for normal merit and cost of living increases in the ordinary course of business of no more than ten percent (10%) for any individual and $100,000 (on an annualized basis) in the aggregate in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, (ii) grant any severance or termination payment to, or pay, loan or advance any amount to (other than expense advancements in the ordinary course of business), any director, officer, manager, consultant or advisor, or employee of the Company or any of its Subsidiaries or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, or (iii) establish, adopt, enter into, amend or terminate any Plan;

(l) hire (except to replace an employee below the level of vice president or department head who is involuntarily terminated for cause) or terminate (other than for cause) any director, officer, manager, consultant, advisor, employee, or other service provider with a total annual compensation (including base salary and all incentive compensation) equal to or in excess of $150,000;

(m) enter into or amend any collective bargaining agreement or similar labor contract with any labor union respecting the employment of employees of the Company or its Subsidiaries;

(n) enter into any Contract with any Related Party of the Company or any of its Subsidiaries (other than intercompany agreements solely by and among the Company and its wholly-owned Subsidiaries);

(o) make any material change in any method of accounting or accounting practice or policy, except as required by Applicable Accounting Standards or as otherwise required for the Company to comply with its obligations pursuant to Section 6.11;

(p) (i) make, revoke or modify any material Tax election, (ii) commence, settle, or compromise any judicial or administrative proceeding, claim, Action, suit, litigation, arbitration, investigation, audit, or controversy relating to Taxes, (iii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (iv) enter into any pre-filing agreement, advance pricing agreement or closing agreement in respect of Taxes (within the meaning of section 7121 of the Code and analogous provisions of state, local and non-U.S. Law), in each case, with any Governmental Authority, (v) request any Tax ruling from a Governmental Authority, (vi) change the entity tax classification or tax residency of the Company or a Subsidiary thereof, (vii) create a taxable nexus in a jurisdiction outside their country of organization or incorporation (except as required to execute the Pre-Closing Transaction Steps), (viii) grant any power of attorney with respect to Taxes of the Company or its Subsidiaries or enter into any contract principally related to Taxes, (ix) enter into any Tax allocation, Tax indemnification, Tax receivable, Tax sharing or similar agreement or arrangement (other than customary provisions in commercial contracts entered into in the ordinary course and the principal purpose of which does not relate to Taxes) (x) incur any material Taxes outside the ordinary course of business (except as required to execute the Pre-Closing Transaction

Steps), or (xi) file any material Tax Return other than in the ordinary course of business (except as required to execute the Pre-Closing Transaction Steps);

(q) cancel, compromise, waive or release any material right or claim other than in the ordinary course of business;

(r) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(s) sell, exclusively license or assign to any Person or enter into any Contract to sell, exclusively license or assign to any Person any rights to any Owned Intellectual Property;

(t) license any Company Products or Owned Intellectual Property to third-parties other than in respect of non-exclusive licenses entered into in the ordinary course of business which license(s) are not otherwise, individually in the aggregate, material to the Company and its Subsidiaries taken as a whole;

(u) permit the lapse of any Company Registered IP, other than prosecution in the ordinary course of business and expirations in accordance with the applicable statutory term;

(v) in each case, except in the ordinary course of business, (i) materially change the manner in which the Company manages its working capital, including by accelerating the collection of or discounting of any accounts receivable, delaying the payment of accounts payable or deferring expenses, or (ii) materially change the way the Company extends discounts, credits or warranties to its customers or suppliers;

(w) (i) commence any Action outside the ordinary course of business, or (ii) settle or offer or propose to settle any Action, other than settlements of Actions involving or against the Company or any of its Subsidiaries (A) for a monetary payment of no more than $100,000 in exchange for a full and unconditional release and (B) that do not involve (1) any criminal liability or admission of fault or liability by the Company or any of its Subsidiaries or (2) the imposition of restrictions on the business or operations of the Company or any of its Subsidiaries that interferes in any material respect with the operations of the Company and its Subsidiaries (taken as a whole);

(x) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Company Material Adverse Effect;

(y) amend, modify or grant any consent or approval (whether through affirmative action or inaction, and including any right to terminate) under any Acquisition Agreement (or any ancillary agreement, certificate of other instrument, or in connection with any regulatory filing or approval related thereto) or waive any condition or obligation of any counterparty thereto where any such amendment, modification, or waiver is reasonably expected to be materially adverse to Company and its Affiliates (in this case, deemed to include Buyer following the Closing), taken as a whole;

(z) (i) enter into any Contract with any Monavate Entity or Specified Business Entity or any Affiliate or direct or indirect equityholder thereof (including any person who holds any right or interest that is convertible into, or exercisable or exchange for, any direct or indirect equity interest in any Monavate Entity or Specified Business Entity) except as expressly required by the terms of the applicable Acquisition Agreement or (ii) amend, modify, grant any consent or approval or exercise any right (whether through affirmative action or inaction) under, any Contract with any Monavate Entity or Specified Business Entity; or

(aa) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Closing.

Section 6.2 Access to Information. From the date hereof through the Closing Date, the Company and its Subsidiaries shall afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance notice (including for inspection and copying) to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Buyer with such financial, operating and other data and information as Buyer may reasonably request, as may be required for Buyer to perform its obligations under this Agreement (including for purposes of reviewing the Estimated Closing Statement and the Consideration Schedule). Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (a) based on the advice of counsel, jeopardize the attorney-client privilege or other legal privilege or (b) contravene any applicable Law (provided, that, in each case, the Company shall use commercially reasonable efforts to provide such information, to the greatest extent practicable, in a manner that does not result in the loss of such privilege or contravention of Law, including by implementing appropriate redactions or otherwise disclosing such information in a manner that preserves such privilege or compliance with Law).

Section 6.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all necessary actions to ensure that none of the Company, its Subsidiaries, and any of their respective Affiliates and Representatives shall not, directly or indirectly: (a) solicit, initiate, consider, encourage or accept any proposal or offer than constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Buyer promptly, but in any event within 48 hours, orally or in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. For purposes of this Agreement, “Acquisition Proposal” XE " QUOTE 0X201C “Acquisition Proposal QUOTE 0X201D ”" \t “Section 6.3" means any offer or proposal for, or any indication of interest in, any of the following (other than the Closing or the Pre-Closing Transaction Steps): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries (other than inventory to be sold in the ordinary course of business), (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries. Following the execution and delivery of this Agreement, the Company shall cease any ongoing discussion regarding any Acquisition Proposal with any Person other than Buyer, its Affiliates or any of their respective Representatives and request such Person to return or destroy any confidential information provided by the Company.

Section 6.4 Press Releases and Announcements. The parties hereto will, and will cause each of their Affiliates to, and will direct each of their respective Representatives to, not issue, or cause the publication of, any public release or announcement concerning the transactions contemplated by this Agreement without the prior written consent of both Buyer and Seller (such consent shall not be unreasonably withheld, conditioned or delayed). The parties will publicly announce this Agreement and the transactions contemplated hereby at (a) a mutually agreed upon time following the execution hereof, and (b) pursuant to a mutually agreed upon press release prepared jointly through consultation by the parties prior to such time. Notwithstanding the foregoing, the foregoing shall not restrict or prohibit any of the parties hereto from making any release or announcement required by applicable Law or the rules or regulations of any securities exchange (in which case, the party hereto required to make the release or announcement shall allow the other party hereto reasonable time (which shall be no less than 48 hours) to comment on or seek a protective order with respect to such release or announcement in advance of such issuance). Each party hereto shall be responsible for any breach of this Section 6.4 by one or more of its Affiliates.

Section 6.5 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Confidentiality and Nondisclosure Agreement, dated February 12, 2025, between Buyer and the Company (the “Confidentiality Agreement” XE " QUOTE 0X201C “Confidentiality Agreement QUOTE 0X201D ”" \t “Section 6.5" ), which shall continue in full force and effect until the Closing. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.6 Regulatory Approvals; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) as promptly as reasonably practicable but in no event later than fifteen (15) days following the date hereof, take all actions necessary of it to file or cause to be filed the Regulatory Filings; (ii) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third-parties, including as required under any Material Contract, (iii) obtain all necessary or advisable (as identified in and/or determined in accordance with Section 7.1(a) of the Disclosure Schedules) actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from Governmental Authorities, make all necessary registrations, declarations, submissions and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Authority, including the Regulatory Filings, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment, or make any commitment or give any undertaking, whether under any Contract or otherwise, in connection with obtaining any consent or approval without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, Buyer shall control and direct all regulatory, antitrust and foreign investment strategy in connection with any review of, or any approval relating to, the transactions contemplated by this Agreement by or from any Governmental Authority (including the Regulatory Filings), or any litigation by, or negotiations with, any Governmental Authority or other Person relating to the transaction under any antitrust law, foreign investment law or financial regulation (including the Regulatory Filings) and will take the lead in all meetings, discussions, and communications with any Governmental Authority relating to obtaining approval for the transactions contemplated by this Agreement (including the Regulatory Filings), provided, that Buyer will consult with and consider in good faith the reasonable comments of the Company in connection with any applicable filing, submission communication, defense, litigation, negotiation, or strategy. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Buyer and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Buyer, Seller or the Company, respectively, as the case may be, and any of their respective Subsidiaries, that appears in any substantive filing made with, or substantive written materials submitted to, any third-party and/or any Governmental Authority in connection with the Regulatory Filings, regulatory approvals and consents contemplated hereby. Each party hereto may, as it deems advisable, designate any competitively sensitive materials provided to the other under this Section 6.6 or any other section of this Agreement as “external counsel only,” in which case such materials and the information contained therein shall be given only to external legal counsel of the recipient and will not be disclosed by such external legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Subject to applicable Law and the instructions of any Governmental Authority, the Company and Buyer shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. Subject to applicable Law and the instructions of any Governmental Authority, the Company and Buyer shall promptly furnish the other party with copies of notices or other material written communications from any Governmental Authority and/or third-party with respect to the transactions contemplated hereby, and each party shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with all such transactions. Notwithstanding anything herein to the contrary, Buyer shall pay all filing fees associated with making the Regulatory Filings.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Buyer or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Buyer or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), (iii) enter into any agreement or make any commitment or give any undertaking that in any way limits the ownership, operation or freedom of action, of any business of Buyer, Seller, the Company, or any of their respective Affiliates, (iv) agree to obtain prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify any Governmental Authority, prior to consummating any future transaction (other than the transactions contemplated by this Agreement), or (v) oppose (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated by this Agreement or (B) any request for the entry of, or seek to have vacated or terminated, any order, decision or measure that could restrain, prevent or delay the consummation of the transactions contemplated by this Agreement (in each case a “Remedy” XE " QUOTE 0X201C “Remedy QUOTE 0X201D ”" \t “Section 6.6(b)" ) or, in each such case, consent to allow the Company or its Subsidiaries to do any of the foregoing, except where any such Remedy (A) relates solely to the business or activities of the Company and/or its Subsidiaries (and not, for the avoidance of doubt, Buyer or its other Affiliates), (B) is conditioned upon consummation of the Closing and (C) would not reasonably be likely, whether individually and in the aggregate, to adversely impact in any material respects the financial condition, business or results of the operations of the Buyer and its Subsidiaries (after taking into effect the Transactions). Neither the Company nor any of its Subsidiaries shall communicate to any Governmental Authority its or Buyer’s willingness to consider, offer to take, or to agree to, any Remedy in connection with the transactions contemplated by this Agreement without the prior written consent of Buyer. Notwithstanding anything contained herein to the contrary, in no event shall Buyer or any of its Affiliates be required to defend against the entry of any decree, order, or judgment that would restrain, prevent or delay consummation of the Agreement or the transactions contemplated by this Agreement, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated by this Agreement.

(c) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Company or any of its Affiliates (i) be required to agree to any Remedy with respect to the Buyer’s Latvian Approval or (ii) without the prior written consent of Buyer, agree to, or otherwise propose, any Remedy relating to or arising from the Buyer’s Latvian Approval.

Section 6.7 Tax Matters.

(a) Cooperation and Assistance. Each of Buyer, the Company and its Subsidiaries, and Seller shall provide the other parties, at such party’s sole cost and expense, with such cooperation and assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any Action relating to Taxes with respect to Pre-Closing Tax Periods. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Straddle Period. For any Straddle Period, Taxes shall be allocated to the portion of such period ending on the Closing Date in an amount equal to: in the case of real property, personal property and similar ad valorem Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes other than those described in clause (i), be deemed to be Pre-Closing Income Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on and included the Closing Date. For purposes of a Tax that is imposed as a result of the application of any rule under Subchapter K or Subpart F of Subchapter N of Chapter 1 of the Code, the taxable period shall be assumed to end on the Closing Date using a “closing of the books” method.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, property, registration and similar Taxes and fees (including any penalties and interest) (“Transfer Taxes” XE " QUOTE 0X201C “Transfer Taxes QUOTE 0X201D ”" \t “Section 6.7(c)" ) incurred in connection with consummation of the transactions contemplated by this Agreement other than the Pre-Closing Transaction Steps shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand (with Seller’s portion thereof being treated as Transaction Expenses). For the avoidance of doubt, all Transfer Taxes related to or arising in connection with the transactions contemplated by the Acquisition Agreements and the Pre-Closing Transactions Steps (to the extent not paid prior to the Closing) shall be borne by Seller and treated as Transaction Expenses. The party required under applicable Law shall timely file any Tax Return with respect to such Transfer Taxes and the non-filing parties will cooperate in the preparation and execution of any such Tax Returns and other documentation. The parties hereto shall reasonably cooperate in connection with the filing of any such Tax Returns for Transfer Taxes including joining in the execution of such Tax Returns.

(d) Tax Actions. Notwithstanding anything to the contrary herein, after the Closing, Buyer shall be permitted to amend any Tax Return of or with respect to the Company or its Subsidiaries, or engage in any voluntary disclosure program (or any similar or analogous arrangement) in respect of Taxes with any Governmental Authority, for any Pre-Closing Tax Period, in each case to the extent Buyer is supported by advice of a nationally recognized tax advisor at a “more likely than not” or higher level of confidence. For the avoidance of doubt, any Taxes or other Losses for Pre-Closing Tax Periods payable or incurred in connection with the foregoing shall constitute Indemnified Taxes.

Section 6.8 Employee Obligations.

(a) For a period commencing upon the Closing Date and continuing through the first anniversary of the Closing Date, Buyer shall, or shall direct its Subsidiaries to, provide to employees of the Company or its Subsidiaries who continue to be employed by the Company or its Subsidiaries following the Closing Date (the “Continuing Employees” XE " QUOTE 0X201C “Continuing Employees QUOTE 0X201D ”" \t “Section 6.8(a)" ) (i) a base salary or base rate of pay and target cash-based incentive compensation opportunity (other than equity-based compensation, change of control and retention benefits) that is not less than that received by the Continuing Employees immediately prior to the Closing Date, and (ii) employee benefits that are substantially comparable in the aggregate to the benefits (other than equity-based compensation, change of control, retention, defined benefit pension and post-employment welfare benefits) provided to similarly situated employees of Buyer and its Subsidiaries.

(b) For purposes of eligibility and vesting under the employee benefit plans maintained by Buyer or an Affiliate of Buyer in which Continuing Employees are eligible to participate following the Closing (“Buyer Plans” XE " QUOTE 0X201C “Buyer Plans QUOTE 0X201D ”" \t “Section 6.8(b)" ), Buyer shall cause each Continuing Employee to be credited with the years of service with the Company and its Subsidiaries for such Continuing Employee before the Closing Date, including any years of service with any predecessor entities to the extent such predecessor service was recognized by the Company a Subsidiary thereof prior to the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under a corresponding Plan, except (y) for any purpose where service credit for the applicable period is not provided to participants generally, and (z) to the extent such credit would result in a duplication of accrual of benefits.

(c) With respect to any Buyer Plans that are group health plans, Buyer shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the group health plans of the Company or any of its Subsidiaries prior to the Closing and (ii) provide each Continuing Employee with credit for any copayments and deductibles paid for the then current plan year prior to the Closing in satisfying any analogous deductible or out of pocket requirements for the same plan year to the extent applicable under any such plan.

(d) Nothing in this Section 6.8(d) or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any employee benefit plan, (ii) create a right in any Continuing Employee to employment with Buyer, the Company or their respective Affiliates, (iii) limit the right of Buyer, the Company or their respective Affiliates to terminate any employee at any time for any reason or no reason, (iv) modify the terms of employment or otherwise affect the legal or contractual rights relating to the employment relationship with any employees of the Company or any of their Subsidiaries or (v) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer or the Company or their respective Affiliates or under any benefit plan which Buyer, the Company or their respective Affiliates may at any time maintain, sponsor or incur any liability.

Section 6.9 D&O Tail Policy.

(a) The Company agrees and acknowledges that (i) prior to the Closing, the Company shall obtain for the benefit of the Company’s pre-Closing directors and officers a so-called “tail” policy (the “D&O Tail” XE " QUOTE 0X201C “D&O Tail QUOTE 0X201D ”" \t “Section 6.9(a)" ) for the six (6)-year period following the Closing Date covering acts or omissions occurring on or before the Closing with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (the “Company Indemnified Persons” XE " QUOTE 0X201C “Company Indemnified Persons QUOTE 0X201D ”" \t “Section 6.9(a)" ), on terms with respect to such coverage and amounts at least as favorable to such Persons as those of such policies in effect on the date hereof and (ii) the costs and expenses of the D&O Tail shall be a Transaction Expense.

(b) For six (6) years following the Closing, Buyer will, and will cause the Company and its Subsidiaries to, (i) maintain the D&O Tail in full force and effect and continue to honor the obligations thereunder and (ii) not amend the rights to exculpation, indemnification and advancement of expenses now existing in their respective certificate of incorporation or bylaws or similar organizational documents in a manner materially adverse to the Company Indemnified Persons; provided, that, notwithstanding the foregoing, Buyer shall be entitled to cause the Company or any of its Subsidiaries to amend their respective organizational documents to provide that a Company Indemnified Person shall not be entitled to advancement, indemnification or exculpation for any claim made pursuant to Article VIII or any Ancillary Agreement, except to the extent of amounts actually recovered by the Company under the D&O Tail in connection with any such claim (net of any collection costs, premium increases, retention amounts or self-insured amounts incurred in connection with such recovery).

(c) Notwithstanding anything herein to the contrary, no Company Indemnified Persons shall be entitled to make any claim for indemnification, advancement of expenses, exculpation or contribution from Buyer or any of its Affiliates or, after the Closing, the Company or any of its Subsidiaries under the applicable organizational documents or any indemnification agreement, arrangement or other understanding, arising out of a claim made pursuant to Article VIII or any Ancillary Agreement. Prior to the Closing, if requested by Buyer, Seller shall cause the Company and its Subsidiaries to duly and validly adopt amendments to their respective applicable organizational documents to include the provisions contemplated by this Section 6.9(c); provided, in the event that Seller uses commercially reasonable efforts to comply with its obligations in this sentence, the failure to duly and validly adopt any such amendment shall not result in a determination that the condition set forth in Section 7.2(b) has failed to be satisfied.

Section 6.10 Notice and Disclosure of Certain Events. From the date hereof until the Closing, the Company shall promptly notify Buyer in writing of (a) any change, development or event, the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or (d) any Action commenced or threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.11 Financials. The Company shall use reasonable best efforts prior to the Closing to (a) prepare or cause to be prepared, and deliver to Buyer the historical financial information required to be filed by Buyer (including on Form 8-K) relating to the Company to comply with the rules and regulations of the SEC, including (i) preparation of pro forma financial statements that comply with the rules and regulations of the SEC (including the requirements of Regulation S-X), and (ii) provision of information reasonably requested by Buyer that is in Company’s possession or is prepared by Company in the ordinary course of business, including financial information for periods subsequent to those delivered under Section 3.6 and prior to the Closing Date, and (b) provide and make reasonably available, upon reasonable notice and during regular business hours, the appropriate employees of Company and its Subsidiaries to discuss the materials prepared and delivered pursuant to this Section 6.11; provided, however, that neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) based on the advice of counsel, jeopardize the attorney-client privilege or other legal privilege or (ii) contravene any applicable Law (provided that, in each case, the Company shall use commercially reasonable efforts to provide such information in a manner that does not result in the loss of such privilege or contravention of Law, including by implementing appropriate redactions or otherwise disclosing such information in a manner that preserves such privilege or compliance with Law). Notwithstanding anything herein to the contrary, in connection with the foregoing, as promptly as practicable following the date of this Agreement (and, in any event, within ten (10) Business Days), the Company shall (and Seller shall cause the Company to) engage a third-party auditor designated by Buyer to complete such audit, and Buyer shall promptly reimburse the Company, following the Company’s written request, for the reasonable and documented out-of-pocket expenses of such auditor incurred in connection with preparing such financial statements required by this Section 6.11.

Section 6.12 Termination of Related Party Contracts. Except as set forth on Section 6.12 of the Disclosure Schedules, prior to the Closing (but subject to the Closing), Seller and the Company shall cause the Related Party Contracts (including, for purposes of this Section 6.12, any Contract or other obligation entered into after the date of this Agreement that would have been a Related Party Contract if entered into prior to the date of this Agreement) to terminate without any further liability to or obligation on the part of the Company or any of its Affiliates (including, from and after the Closing, Buyer).

Section 6.13 Pre-Closing Transactions.

(a) At least five (5) Business Days prior to the Closing (unless otherwise set forth thereon as an action that will occur at a later date), Seller and the Company shall complete the pre-Closing steps that have yet to be completed as of the execution of this Agreement, as described, and in accordance with those terms and conditions set forth, on Schedule 6.13 hereto (the “Pre-Closing Transaction Steps” XE " QUOTE 0X201C “Pre-Closing Transaction Steps QUOTE 0X201D ”" \t “Section 6.13(a)" ). From the date hereof until completion of the Pre-Closing Transaction Steps, the Company shall keep Buyer reasonably informed on a current basis of the status thereof and shall (a) promptly notify Buyer of any material development, potential delay, threatened or actual breach or default, or other circumstance that would reasonably be expected to affect the timing, terms, likelihood or ability to complete any Pre-Closing Transaction Steps, (b) provide Buyer (i) reasonably in advance prior to execution thereof, any definitive agreements, certificates, consents or other instruments to the extent any are necessary to enter into after the date hereof to effectuate the Pre-Closing Transaction Steps, and other material transaction documents, and (ii) copies of all material correspondence and notices related to any Pre-Closing Transaction Step and (c) give Buyer a reasonable opportunity to review and comment on all such documents and communications, consider in good faith all comments provided by Buyer and incorporate all comments reasonably requested by Buyer.

(b) The Company shall provide Buyer and its Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to data rooms, workstreams, books and records and meetings (including with counterparties and Governmental Authorities) relating to the Pre-Closing Transaction Steps. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (a) based on the advice of counsel, jeopardize the attorney-client privilege or other legal privilege or (b) contravene any applicable Law (provided, that, in each case, the Company shall use commercially reasonable efforts to provide such information, to the greatest extent practicable, in a manner that does not result in the loss of such privilege or contravention of Law, including by implementing appropriate redactions or otherwise disclosing such information in a manner that preserves such privilege or compliance with Law).

(c) Notwithstanding anything to the contrary herein, without Buyer’s prior written consent (which may be granted or withheld in Buyer’s sole discretion), the Company shall not, and shall cause its Subsidiaries not to, (i) change the scope, structure, terms or timing of any Pre-Closing Transaction Steps set forth on Schedule 6.13; (ii) enter into, approve, execute or deliver any letter of intent, term sheet, definitive agreement, side letter or other Contract with respect to any Pre-Closing Transaction Steps other than as expressly permitted by on Schedule 6.13; (iii) amend, modify, supplement, extend, renew or terminate any Contract or other document entered into in connection with the Pre-Closing Transaction Steps; (iv) waive, release, assign or compromise any rights, claims, defenses or remedies of the Company or any of its Subsidiaries against any third party in connection with any Pre-Closing Transaction Step (including any rights to indemnification, purchase price adjustment, earn-out, escrow or holdback); (v) settle or compromise any Action relating to any Pre-Closing Transaction Steps; or (vi) agree or commit to do any of the foregoing. Notwithstanding any of the foregoing, and without limiting the generality of the other provisions of this Agreement, the Company shall not, and shall not be required to, consummate the acquisition of any entity contemplated in the Pre-Closing Transaction Steps unless and until Buyer (and to the extent required, Company and Seller) shall have obtained, to the extent required, the requisite approval of the relevant Governmental Authority to acquire control and/or become an ultimate beneficial owner of that relevant entity.

(d) For a period of two (2) years following the Closing, if, following the Closing, Buyer reasonably determines that any assets, rights or properties used or held for use in the Specified Business as conducted prior to the date of Closing (including any assets, rights or properties intended to be transferred, assigned or otherwise conveyed pursuant to the Pre-Closing Transaction Steps, but excluding any assets, rights or properties listed in Section 6.13(d) of the Disclosure Schedule) were not owned, licensed, transferred, assigned or otherwise conveyed to the Company or its Subsidiaries on or prior to the Closing, then Seller shall, and shall cause its controlled Affiliates to, cooperate with Buyer in all respects and take such actions as Buyer may reasonably request to transfer, assign, convey or deliver, or cause to be transferred, assigned, conveyed or delivered, such assets, rights or properties to Buyer or one or more of its designated Affiliates, in each case as directed by Buyer. Without limiting the foregoing, Seller shall, and shall cause its controlled Affiliates to, (i) execute and deliver such deeds, bills of sale, assignments, novations and other instruments of transfer as Buyer may reasonably request, (ii) use commercially reasonable efforts to obtain any third‑party consents or approvals necessary in connection therewith, and (iii) pending any required consent or approval, use commercially reasonable efforts to implement, at Buyer’s request, reasonable and customary interim arrangements (including sublicenses, subleases or other back‑to‑back arrangements) to provide Buyer or its designated Affiliates the full benefit and enjoyment of such assets, rights or properties. Buyer shall be responsible for its out‑of‑pocket third‑party costs and any fees and expenses associated with obtaining any such third‑party consents; provided, that Seller shall bear its own internal costs and expenses and shall not seek (or otherwise be entitled to) any additional consideration in respect of any transfer, assignment, conveyance or delivery under this Section 6.13(d).

Article VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Mutual Obligations. The respective obligations of each party hereto to consummate the Closing are subject to the satisfaction or, where permissible, written waiver by Buyer and Seller, at or prior to the Closing, of each of the following conditions:

(a) Antitrust; Foreign Investment. Any applicable waiting period (and any extension thereof), clearances, or approvals, actions or nonactions, waivers, consents, orders and authorizations under any applicable Law relating to the transactions contemplated by this Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Authority, shall have expired, been terminated or been obtained, or the relevant Governmental Authority shall have waived or negated jurisdiction or otherwise indicated that it does not intend to undertake any further review, or that it does not propose to intervene in the transactions contemplated by this Agreement, in each case as identified in and/or determined in accordance with Section 7.1(a) of the Disclosure Schedules.

(b) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are also subject to the satisfaction or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), other than the Fundamental Representations and Section 3.13, shall be true and correct as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), in each case, except for failures of such representations and warranties to be so true and correct that would not, individually or in the aggregate, result in a Company Material Adverse Effect. Each of the Fundamental Representations, other than the representations set forth in Section 3.4 and Section 3.13, shall be true and correct in all respects as of the Closing Date, except that representations and warranties that are made as of a specific date shall be true and correct in all respects only as of such date. The representations and warranties set forth in Section 3.4 shall be true and correct in all but de minimis respects as of the Closing Date, except that representations and warranties that are made as of a specific date shall be true and correct in all respects only as of such date. The representations and warranties set forth in Section 3.13 (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) shall be true and correct in all material respects as of the Closing Date, except that representations and warranties that are made as of a specific date shall be true and correct in all material respects only as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed or caused to be performed in all material respects all obligations that are required to be performed by the Company at or prior to the Closing.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred that is still occurring as of the Closing Date.

(d) Closing Certificate. Buyer shall have received from Seller a certificate of Seller certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(e) have been satisfied.

(e) Pre-Closing Transaction Steps. The Company shall have delivered evidence reasonably satisfactory to Buyer that the Pre-Closing Transaction Steps have been completed in accordance with the terms of this Agreement.

(f) FIRPTA Certificate. Seller shall have delivered to Buyer a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to Buyer.

(g) Consent of Governmental Authorities. All necessary consents, approvals or permissions from Governmental Authorities shall have been obtained unconditionally or subject to Acceptable Conditions, including but not limited to the Buyer’s FCA Approvals, the Buyer’s Latvian Approval and the Company’s Latvian Approval.

(h) TigSiPay. TigSiPay shall have made all necessary regulatory notifications including Passporting Notifications and which have not been refused and notifications to the relevant Governmental Authority in relation to the proposed migration of customers from Monavate UAB.

Section 7.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are also subject to the satisfaction or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article V of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), in each case, except for failures of such representations and warranties to be so true and correct that would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations that are required to be performed by such Persons under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have received a certificate of an authorized officer of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(a) have been satisfied.

(d) Consent of Governmental Authorities. The Buyer’s FCA Approvals shall have been obtained.

Article VIII
INDEMNIFICATION

Section 8.1 Survival. The parties, intending to modify any applicable statute of limitations, agree that:

(a) except in the event of Fraud, the representations and warranties of the Company and Seller contained in this Agreement and any certificate delivered pursuant to Section 7.2(d) or Section 7.2(f), as applicable, shall survive until the date that is the twelve (12) month anniversary of the Closing Date;

(b) the respective covenants and agreements of the Company, Seller and Buyer contained in this Agreement and required to be performed at or prior to Closing only shall survive the Closing until the twelve (12) month anniversary of the Closing Date;

(c) the respective covenants and agreements of Buyer and Seller contained in this Agreement that contemplate performance in whole or in part following the Closing, or expressly by their terms survive the Closing, shall survive the Closing in full force and effect until fully performed in accordance with their terms or, until the five (5) year anniversary of the Closing Date; provided, however, that the covenants and agreements set forth in Section 6.7, shall survive until the close of business on the ninetieth (90th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver or mitigation or extension thereof) (each such date of survival described in the foregoing clauses (a), (b), and, (c) as applicable, the “Expiration Date”); XE "“Expiration Date”" \t "Section 8.1(c)" and

(d) none of Buyer or Seller shall have any liability with respect to any representations, warranties, covenants or agreements set forth in this Agreement unless written notice of an actual or threatened claim is given to the other party prior to the expiration of the survival period set forth in this Section 8.1, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, each of the parties acknowledges and agrees that this Section 8.1 is expressly intended to limit an otherwise applicable statute of limitations under applicable Law, and waives the statute of limitations under such Law to the extent such statute of limitations period exceeds the periods described in this Section 8.1.

Section 8.2 Indemnification by Seller and Retention Bonus Recipients. From and after the Closing, Seller and the Retention Bonus Recipients shall severally (and not jointly and severally) and in proportion to their respective Pro Rata Share, save, defend, indemnify and hold harmless Buyer, the Company and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of foregoing for, any and all losses, damages (other than punitive damages except to the extent payable to a third-party), liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and out-of-pocket expenses (including out-of-pocket attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses” XE " QUOTE 0X201C “Losses QUOTE 0X201D ”" \t “Section 8.2" ), asserted against, incurred, sustained or suffered by any of the foregoing to the extent as a result of, arising out of or relating to:

(a) any breach of any representation or warranty set forth in Article III or, in each case to the extent related to the Company and its Subsidiaries, any certificate delivered pursuant to Section 7.2(d) or Section 7.2(f) (in each case, without giving effect to any limitations or qualifications with respect to materiality or Company Material Adverse Effect (provided, for the avoidance of doubt, that the term “Material Contract” shall not be considered a limitation with respect to materiality));

(b) any breach of any covenant or agreement by the Company contained in this Agreement that is required to be performed at or prior to Closing;

(c) any Indemnified Taxes;

(d) any (i) breach of any representation or warranty given by any party other than the Company or any of its Subsidiaries pursuant to the terms, and subject to the limitations and qualifications, under, and (ii) any liability of the Company or any of its Subsidiaries under, the TigSiPay SPA; and

(e) any of the matters set forth on Schedule 8.2(e).

Section 8.3 Indemnification by Seller. From and after the Closing, Seller shall save, defend, indemnify and hold harmless Buyer, the Company and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing to the extent as a result of, arising out of or relating to:

(a) any breach of any representation or warranty set forth in Article IV or any certificate delivered pursuant to Section 7.2(d) or Section 7.2(f) (in each case, without giving effect to any limitations or qualifications with respect to materiality or material adverse effect); and

(b) any breach of any covenant or agreement by Seller contained in this Agreement or any Ancillary Agreement.

Section 8.4 Procedures; Satisfaction of Indemnifiable Losses.

(a) A Person seeking indemnification (the “Indemnified Party” XE " QUOTE 0X201C “Indemnified Party QUOTE 0X201D ”" \t “Section 8.4(a)" ) in respect of, arising out of or involving a Loss or a claim or demand made by any Person (other than a party hereto) against the Indemnified Party (a “Third-party Claim” XE " QUOTE 0X201C “Third-party Claim QUOTE 0X201D ”" \t “Section 8.4(a)" ) shall deliver notice (a “Claim Notice” XE " QUOTE 0X201C “Claim Notice QUOTE 0X201D ”" \t “Section 8.4(a)" ) in respect thereof to the Indemnifying Party, with respect to claims for indemnification under Section 8.2 or Section 8.3, with reasonable promptness after receipt by such Indemnified Party of notice of the Third-party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any claim (i) for equitable or injunctive relief, (ii) that would impose criminal liability or damages, (iii) that involves a material customer or supplier of the Indemnified Party, (iv) related to or arising from any matter set forth on Schedule 8.2(e), or (v) where Seller is an Indemnifying Party, if the Indemnified Party reasonably determines that the Losses that it may incur arising from or related to any claim could reasonably be expected to exceed an amount equal to the then remaining balance in the Indemnification Escrow Account and available for indemnification in respect of such claim; and, with respect to claims covered by the immediately preceding clauses (i)-(v), the Indemnified Party shall have the right to defend, at the expense of such Indemnified Party, any such Third-party Claim. If the Indemnifying Party does not expressly elect to assume the defense of such Third-party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-party Claim. If the Indemnifying Party assumes the defense of such Third-party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third-party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-party Claim, or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. If the Indemnified Party assumes the defense of any Third-party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of, or otherwise has the right to control any Third-party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-party Claim without the prior written consent of the Indemnified Party, such written consent not to be unreasonably withheld, conditioned or delayed.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third-party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim” XE " QUOTE 0X201C “Direct Claim QUOTE 0X201D ”" \t “Section 8.4(c)" ) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII, provided, however, in all cases a Claim Notice must be delivered prior to the end of the respective survival period for such matter as set forth in Section 8.1.

(d) The Indemnifying Party shall notify the Indemnified Party within the forty-five (45)-day period after its receipt of a Claim Notice as to whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to the Loss or claim or demand described in the Claim Notice (such notice of dispute, a “Claim Dispute Notice” XE " QUOTE 0X201C “Claim Dispute Notice QUOTE 0X201D ”" \t “Section 8.4(d)" ). If the Indemnifying Party does not timely deliver a Claim Dispute Notice, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the Loss or claim or demand described in the Claim Notice, subject to the limitations in this Agreement. If the Indemnifying Party has timely delivered a Claim Dispute Notice, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party do not resolve such dispute within thirty (30) days after delivery of a Claim Dispute Notice, such dispute shall be resolved in accordance with Section 10.9, Section 10.10 and Section 10.15.

(e) Indemnification required with respect to any Losses conclusively deemed a liability of the Indemnifying Party hereunder shall be satisfied from the Indemnification Escrow Account, pursuant to Section 8.7, subject to the limitations in Section 8.5.

(f) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(g) Notwithstanding the provisions of Section 10.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) Seller’s and each Retention Bonus Recipient’s liability as Indemnifying Party hereunder shall be satisfied solely from the Indemnification Escrow Account in accordance with Section 8.4(e) and Section 8.7 (as applicable), such that, in the event that as of any time there are no funds remaining in the Indemnification Escrow Account, Seller and each Retention Bonus Recipient shall cease to have any further liability in connection with any Losses under this Article VIII.

(b) Subject to Section 8.5(d), an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) (other than with respect to any Fundamental Representation or the representations and warranties set forth in Article IV) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party thereunder equals or exceeds $1,312,500 (the “Basket” XE " QUOTE 0X201C “Basket QUOTE 0X201D ”" \t “Section 8.5(b)" ), in which case the Indemnifying Party shall, subject to the other limitation contained herein, be liable for the full amount of such Losses from the first dollar thereof.

(c) Notwithstanding any of the foregoing, Seller and each Retention Bonus Recipient shall not be obligated to indemnify Buyer or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was specifically and expressly taken into account in calculating the Net Adjustment Amount.

(d) Nothing in this Agreement shall limit, impair or release any claims for Fraud.

(e) Any Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall, solely to the extent such amounts would have reduced the Losses otherwise subject to indemnification hereunder, be reduced by the amount of insurance proceeds or other recoveries (including pursuant to any contractual indemnification or contractual contribution provisions, in each case to the extent actually recovered) actually received by the Indemnified Party from third parties in respect of the applicable Losses incurred by such Indemnified Party, net of the out-of-pocket Taxes, fees, costs and expenses (including of collection or investigation) reasonably incurred in pursuing or obtaining such insurance proceeds or recoveries, and net of any deductibles attributable to such claim or increases in premiums. In the event that, following receipt of any amounts in respect of indemnification from the Indemnifying Parties hereunder (including from the Indemnification Escrow Account), Buyer later receives insurance proceeds or other recoveries in respect of such Losses and such recoveries (after taking account of the Taxes, fees, costs and expenses

(including of collection or investigation) reasonably incurred in pursuing or obtaining such insurance proceeds or other recoveries, and net of any deductibles attributable to such claim or increases in premiums) would have reduced the Losses otherwise subject to indemnification hereunder, then to such extent Buyer shall refund such amount to the Indemnifying Parties; provided, however, if such event occurs prior to the first anniversary of the Closing Date or following the first anniversary of the Closing Date and there is then any Reserved Amount for which the corresponding funds then available in the Indemnification Escrow Account are insufficient to cover, Buyer shall refund such amounts to the Indemnification Escrow Account.

Section 8.6 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing, the rights provided in this Article VIII shall constitute the sole and exclusive remedy with respect to any Losses suffered in respect of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or instrument delivered by the Company pursuant to Section 7.2(d) or Section 7.2(f) this Agreement, except for (a) claims for Fraud, (b) actions for specific performance, injunctive relief or other equitable relief pursuant to Section 10.12 (c) matters to be resolved pursuant to the dispute resolution provisions set forth in Section 2.6 or (d) any claim brought pursuant to any Ancillary Agreement.

Section 8.7 Indemnification Escrow Accounts.

(a) All claims for indemnifiable Losses under Article VIII shall be satisfied solely from the Indemnification Escrow Account.

(b) If any Indemnified Party, prior to the applicable Expiration Date, delivers a Claim Notice in accordance with the provisions of this Article VIII, an amount equal to the lesser of the amount of Losses set forth in such Claim Notice (calculated in accordance with the limitations and restrictions set forth in this Article VIII) and (y) the remaining funds in the Indemnification Escrow Account, shall be reserved (the “Reserved Amount” XE " QUOTE 0X201C “Reserved Amount QUOTE 0X201D ”" \t “Section 8.7(b)" ) in respect of such claim until conclusively determined in accordance with this Article VIII.

(c) Upon mutual agreement of Buyer and Seller, or upon conclusive determination of a claim for indemnifiable Losses in accordance with this Article VIII where any Losses are conclusively deemed a liability of an Indemnifying Party hereunder, Seller and Buyer shall jointly instruct the Escrow Agent to pay the lesser of (A) the amount of indemnifiable Losses determined in accordance with this Article VIII and (B) the remaining funds in the Indemnification Escrow Account to the Indemnified Party.

(d) On the first (1st) Business Day following the first (1st) anniversary of the Closing Date, Seller and Buyer shall jointly instruct the Escrow Agent under the Escrow Agreement to pay to Seller and each Retention Bonus Recipient such Person’s Pro Rata Share of the amount of funds remaining in the Indemnification Escrow Account in excess (if any) over the aggregate Reserved Amount (if any).

Section 8.8 Indemnification Tax Matters.

(a) All sums payable by a Retention Bonus Recipient to the Buyer under this Agreement shall be paid free and clear of all deductions or withholdings other than as may be required by law. If any such deduction or withholding is required by law, the relevant Retention Bonus Recipient shall make such withholding or deduction, and the sum due to the Buyer in respect of such payment will be increased to the extent necessary as will after the deduction or withholding has been made leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(b) If any payment by a Retention Bonus Recipient to the Buyer under this Agreement is subject to Tax in the hands of the Buyer, the Retention Bonus Recipient shall, within five Business Days of notice in writing being served on them by the Buyer, pay to the Buyer such further amount or amounts as will ensure that the net amount received in respect of such payment after such Tax is the same as it would have been were the payment not subject to such Tax.

(c) The parties hereto shall treat any indemnity payment made pursuant to this Article VIII other than payments made pursuant to Section 8.8(a) and Section 8.8(b) as an adjustment to the Consideration for U.S. federal, state, local and non-U.S. Tax purposes to the extent permitted by applicable Law.

Article IX
Termination

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Company;

(b) by Buyer, on the one hand, or the Company, on the other hand, by giving written notice of such termination to the other, after 5:00 p.m. on August 24, 2026 (the “Initial Outside Date”) XE "“Initial Outside Date”" \t "Section 9.1(b)" ; provided, that such date shall be extended to November 24, 2026 following the delivery of written notice by Buyer, on the one hand, or the Company, on the other hand, to such other party of such extension prior to the Initial Outside Date (such date, as finally extended, where applicable, the “Outside Date” XE " QUOTE 0X201C “Outside Date QUOTE 0X201D ”" \t “Section 9.1(b)" ); provided, that (A) the Company may not terminate this Agreement pursuant to this Section 9.1(b) at any time during which the Company is in material breach of this Agreement and such breach has been a primary cause of the failure of the Closing to occur by the Outside Date, and (B) Buyer may not terminate this Agreement pursuant to this Section 9.1(b) at any time during which Buyer is in material breach of this Agreement and such breach has been the primary cause of the failure of the Closing to occur by the Outside Date;

(c) by Buyer, by giving written notice to the Company, if there is a material inaccuracy of any representation or warranty contained in Article III or a material failure to perform or material breach of any covenant or agreement of the Company contained in this Agreement which, in either case, would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and such inaccuracy, failure to perform, or breach has not been waived in writing by Buyer, or if curable, has not been cured by Company prior to the earlier to occur of (i)

30 days after receipt by the Company of written notice of such inaccuracy, failure to perform, or breach from Buyer and (ii) the Outside Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(c) at any time during which Buyer is in material breach of this Agreement;

(d) by the Company, by giving written notice to Buyer, if there is a material inaccuracy of any representation or warranty contained in Article V or a material failure to perform or material breach of any covenant or agreement of Buyer contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 and such violation or breach has not been waived in writing by the Company or, if curable, has not been cured by Buyer, prior to the earlier to occur of (i) 30 days after receipt by Buyer of written notice of such inaccuracy, failure to perform, or breach from the Company or (ii) the Outside Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(d) at any time during which the Company is in material breach of this Agreement;

(e) by Buyer, by giving written notice of such termination to Seller, if (i)the Bank of Latvia refuses to grant the Company’s Latvian Approval, or grants the approval subject to conditions, if any, which are not Acceptable Conditions, (ii) the Bank of Latvia refuses to grant the Buyer’s Latvian Approval or grants these approvals subject to conditions, if any, which are not Acceptable Conditions, (iii) the FCA grants the FCA Approval subject to conditions, if any, which are not Acceptable Conditions or (iv) any Governmental Authority shall have issued an order, judgment, decree, stipulation or agreement that (A) prohibits or makes illegal the consummation of the Closing, or (B) enjoins or restrains Buyer or the Company, from consummating the Closing, and, with respect to any order, judgment, decree, stipulation or agreement referenced in clause (A) or (B), such order, judgment, decree, stipulation or agreement shall have become final, binding and non-appealable; or

(f) by either Buyer or the Company, by giving written notice of such termination to the other party, if (i) the FCA refuses to grant the Buyer’s FCA Approval or (ii) any Governmental Authority shall have issued an order, judgment, decree, stipulation or agreement that (A) prohibits or makes illegal the consummation of the Closing, or (B) enjoins or restrains Buyer or the Company, from consummating the Closing, and, with respect to any order, judgment, decree, stipulation or agreement referenced in clause (A) or (B), such order, judgment, decree, stipulation or agreement shall have become final, binding and non-appealable.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no further force and effect, and no party hereto shall thereafter have any liability or obligation to the other parties hereto or their respective Affiliates, except (a) the provisions of Section 6.4 (Press Releases and Announcements), Section 6.5 (Confidentiality), Section 6.11 (solely with respect to Buyer’s obligation to reimburse the Company for fees and expenses), this Section 9.2 (Effect of Termination) and Article X (General Provisions) (and any related definitional provisions set forth in Section 1.1), shall survive such termination in accordance with their respective terms and conditions and remain valid and binding obligations of the parties hereto in accordance with their respective terms and conditions, (b) that nothing herein shall relieve a party from liability for any Willful Breach of this Agreement; provided, however, that the sole and exclusive remedies of Seller and the Company (including, for this purpose, any Person making any claim by or through Seller or the Company) in the event of any Willful Breach of this Agreement or Fraud by Buyer or any of its Subsidiaries shall be (i) the

Company’s right, if applicable, to retain any amounts drawn under the Delayed Draw Term Facility Loan (together with any interest thereon) in accordance with the terms and conditions of the Delayed Draw Term Facility Loan, (ii) the rights of Seller, if applicable, to retain any amounts drawn under the Stockholder Loan in accordance with the terms and conditions of the Stockholder Loan, (iii) Seller and or the Company’s rights under Section 10.12, and (iv) the Company’s rights to reimbursement with respect to the payment of fees and expenses in accordance with Section 6.11 and (c) the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and conditions.

Article X
GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except (i) the filing fees associated with making the Regulatory Filings pursuant to the last sentence of Section 6.6(a), (ii) the Transfer Taxes contemplated to be borne by Buyer or Seller, as applicable, pursuant to Section 6.6(b), and (iii) Buyer’s obligation to reimburse the Company for certain out-of-pocket fees and expenses in connection with the performance of Company’s obligations pursuant to Section 6.11, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing (notwithstanding any stockholder approval). This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Company, Seller and Buyer.

Section 10.3 Extension. At any time prior to the Closing, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, agree to extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Waiver. At any time prior to the Closing, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally or if by e‑mail (if without an automated rejection of delivery), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on confirmed receipt following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Buyer, to:

Exodus Movement, Inc.

15418 Weir St., Suite 333
Omaha, NE 68137

Attention: Legal

E-mail: Legal@exodus.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: George Sampas and Matthew Schwartz
E-mail: GSampas@gibsondunn.com; MSchwartz@gibsondunn.com

(b) if to Company, to:

W3C Corp
1201 Orange Street, Suite 600
Wilmington, DE 19801
Attention: Michael Rolph and Garth Howat
Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, CA 941111
Attention: Robbie McLaren and Tessa Bernhardt
Email: robbie.mclaren@lw.com; tessa.bernhardt@lw.com

(c) if to Seller, to:

Garth Howat

[***]

[***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

c/o Dr Nelson Ramos

[***]

[***]

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “to the extent” means “the degree by which” and not “if.” The words “either,” “or,” “neither,” “nor,” and “any” are not exclusive. References in this Agreement to “in the ordinary course of business” mean “in the ordinary course of business consistent with past practices”; and, with respect to any business, assets or entity of a Specified Business acquired by the Company or any of its Subsidiaries (whether contemporaneously with the entry into this Agreement or following the date of this Agreement), such references shall be construed by reference to the ordinary course of the Specified Businesses (as applicable) immediately prior to such acquisition, taking into account only changes that are consistent with maintaining ordinary‑course operations and are reasonable in light of such prior practices and the nature of the business. References to documents being “provided,” “made available,” “delivered” or “furnished” shall mean that any such document was posted in the electronic data room maintained and administered by the Company and hosted on Firmex in connection with the transactions contemplated hereby as of 1:00 pm Eastern Time on November 15, 2025. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Notwithstanding anything to the contrary in this Agreement, each representation and warranty set forth in this Agreement and the Ancillary Agreements is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, and whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (a) the indemnification with respect to an Indemnified Party provided in Article VIII or a Company Indemnified Person provided in Section 6.9, (b) rights of Seller Released Parties and Buyer Released Parties pursuant to Section 10.19 and (c) the rights of the Retention Bonus Recipients as an Indemnifying Party under Article VIII.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware or, in the event, but only in the event that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United State District Court for the District of Delaware (the “Chosen Courts” XE " QUOTE 0X201C “Chosen Courts QUOTE 0X201D ”" \t “Section 10.10" ). Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.6 shall be resolved by the Independent Accounting Firm as provided therein.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Buyer (in the case of an assignment by Seller or the Company) or Seller (in the case of an assignment by Buyer and its Affiliates, including after the Closing, the Company), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement, unless indicated otherwise.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY. NO PARTY SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE ADMINISTRATION THEREOF OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.15. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.18 No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19 Mutual Release.

(a) Effective as of the Closing and except in the case of Fraud, to the fullest extent permitted by applicable Law, Buyer, on behalf of itself and its successors and assigns (collectively, the “Buyer Releasing Parties” XE " QUOTE 0X201C “Buyer Releasing Parties QUOTE 0X201D ”" \t “Section 10.19(a)" ), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges Seller and its Affiliates and their respective current and former direct and indirect equityholders, controlling persons, directors, officers, employees, agents, Representatives, members, managers, general or limited partners, or assignees (or any former or current equityholder, controlling Person, director, officer, employee, agent, representative, member manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Seller Released Parties” XE " QUOTE 0X201C “Seller Released Parties QUOTE 0X201D ”" \t “Section 10.19(a)" ) from any and all manner of actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, that such Buyer Releasing Party has, had, or may have, in any capacity, against any Seller Released Party, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing arising out of or related to the Company, its Subsidiaries and its or their respective officers, directors and Representatives or the transactions contemplated by this Agreement (the “Buyer Released Claims” XE " QUOTE 0X201C “Buyer Released Claims QUOTE 0X201D ”" \t “Section 10.19(a)" ); provided, that Buyer Released Claims shall not include (i) the rights of any Buyer Releasing Party set forth in or arising under any provisions of this Agreement or any Ancillary Agreement, (ii) any claim for Fraud, (iii) any matters that cannot be released as a matter of Law, (iv) any claims arising out of, relating to or in connection with any employment, consulting, independent contractor, director, officer or other service relationship with Buyer or any of its Affiliates (including claims relating to compensation, benefits, equity or equity-based awards, restrictive covenants, confidentiality, intellectual property, harassment, discrimination, wrongful conduct or breach of fiduciary duty), whether arising before, on or after the Closing, and (v) the right of any Buyer Releasing Party to defend against, oppose or otherwise respond to any claim, action or proceeding asserted against it by any Person, including by asserting defenses, rights of setoff, recoupment or compulsory counterclaims. In furtherance of the foregoing, each Buyer Releasing Party hereby waives and agrees not to assert any rights under any Law to the effect that a general release does not extend to claims that the creditor does not know or suspect at the time of executing the release, including Section 1542 of the California Civil Code.

(b) Effective as of the Closing and except in the case of Fraud, to the fullest extent permitted by applicable Law, Seller, on behalf of itself, and Affiliates and their respective successors and assigns (collectively, the “Seller Releasing Parties” XE " QUOTE 0X201C “Seller Releasing Parties QUOTE 0X201D ”" \t “Section 10.19(b)" ), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges Buyer and its Affiliates (including, from and after the Closing, the Company) and their respective current and former direct and indirect equityholders, controlling persons, directors, officers, employees, agents, Representatives, members, managers, general or limited partners, or assignees (or any former or current equityholder, controlling Person, director, officer, employee, agent, representative, member manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Buyer Released Parties” XE " QUOTE 0X201C “Buyer Released Parties QUOTE 0X201D ”" \t “Section 10.19(b)" ) from any and all manner of actions, causes of action, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, that such Seller Releasing Party has, had, or may have, in any capacity, against any Buyer Released Party, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing arising out of or related to the Company, its Subsidiaries and its or their respective officers, directors and Representatives or the transactions contemplated by this Agreement (the “Seller Released Claims” XE " QUOTE 0X201C “Seller Released Claims QUOTE 0X201D ”" \t “Section 10.19(b)" ); provided, that Seller Released Claims shall not include (i) the rights of any Seller Releasing Party set forth in or arising under any provisions of this Agreement or any Ancillary Agreement, (ii) any rights to indemnification, exculpation or advancement of expenses to which the current and former directors and officers of the Company or any of its Subsidiaries are entitled pursuant to this Agreement or any organizational documents of the Company or any of its Subsidiaries (as may be modified by this Agreement), (iii) any claims by any Seller Releasing Party for accrued but unpaid employment compensation, expense reimbursement, vested rights under any employee benefit plan or accrued and unpaid benefit claims, (iv) any claim for Fraud, (v) any matters that cannot be released as a matter of Law and (vi) the right of any Seller Releasing Party to defend against, oppose or otherwise respond to any claim, action or proceeding asserted against it by any Person, including by asserting defenses, rights of setoff, recoupment or compulsory counterclaims. In furtherance of the foregoing, each Seller Releasing Party hereby waives and agrees not to assert any rights under any Law to the effect that a general release does not extend to claims that the creditor does not know or suspect at the time of executing the release, including Section 1542 of the California Civil Code.

Section 10.20 Non-Reliance.

(a) Each of Seller and the Company (the “Seller Acknowledging Parties” XE " QUOTE 0X201C “Seller Acknowledging Parties QUOTE 0X201D ”" \t “Section 10.20(a)" ) acknowledges and agrees that except for the representations and warranties expressly set forth in Article V or in any certificate delivered by or on behalf of Buyer pursuant to Section 7.3(c), neither Buyer, nor any of its Affiliates, or its or their respective Representatives, that are not party to this Agreement (with respect to a party, each such Person a “Nonparty Affiliate” XE " QUOTE 0X201C “Nonparty Affiliate QUOTE 0X201D ”" \t “Section 10.20(a)" ) (or any other Person) makes, or has made, any representation or warranty, whether written or oral, expressed or implied, statutory or otherwise relating to Buyer or its Affiliates, or its or their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement (and any such representation or warranty is hereby expressly disclaimed by Buyer and the Seller Acknowledging Parties). Seller Acknowledging Parties acknowledge and agree that (i) they are not, and their respective Nonparty Affiliates are not, relying on and will not rely on, any such representation or warranty, (ii) no third-party has been authorized by Buyer or any of its Affiliates to make any representation or warranty relating to Buyer or any of its Affiliates or its or their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and if made, such representation or warranty must not be relied upon by the Seller Acknowledging Parties or any of their respective Affiliates or the Representatives of any of the foregoing as having been authorized by Buyer or its Affiliates (or any other Person) and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to any of the Seller Acknowledging Parties or any of their respective Affiliates or the Representatives of any of the foregoing, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such material or information is the subject of any express representation or warranty set forth in Article V or in any certificate delivered by or on behalf of Buyer pursuant to Section 7.3(c).

(b) Buyer (the “Buyer Acknowledging Parties” XE " QUOTE 0X201C “Buyer Acknowledging Parties QUOTE 0X201D ”" \t “Section 10.20(b)" ) acknowledges and agrees that except for the Specified Seller Representations, none of the Company, Seller or any of their respective Affiliates or Nonparty Affiliates (or any other Person) makes, or has made, any representation or warranty, whether written or oral, expressed or implied, statutory or otherwise relating to Seller and its Affiliates, or its or their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement (and any such representation or warranty is hereby expressly disclaimed by Seller and the Buyer Acknowledging Parties). The Buyer Acknowledging Parties acknowledge and agree that (i) they are not, and their respective Nonparty Affiliates are not, relying on or will rely on, any such representation or warranty, (ii) no third-party has been authorized by Seller or any of its Affiliates to make any representation or warranty relating to Seller or any of its Affiliates or its or their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and if made, such representation or warranty must not be relied upon by the Buyer Acknowledging Parties or any of their respective Affiliates or the Representatives of any of the foregoing as having been authorized by Seller or its Affiliates (or any other Person) and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to any of the Buyer Acknowledging Parties or any of their respective Affiliates or the Representatives of any of the foregoing, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any Specified Seller Representation.

(c) Notwithstanding the foregoing, nothing in this Section 10.20 shall (i) impair or affect in any way the ability of Seller or Buyer to rely on the representations and warranties contained in this Agreement (as they may be modified by the Disclosure Schedules) or any other Specified Seller Representation or (ii) serve to limit or reduce in any manner (A) the scope of any of the express representations and warranties of any party hereunder made in this Agreement or any Ancillary Agreement or (B) any claim for Fraud.

Section 10.21 Attorney-Client Privilege.

(a) Buyer, on behalf of itself and its Affiliates, hereby irrevocably acknowledges and agrees that, for purposes of this Agreement and the transactions contemplated hereby, Latham & Watkins LLP (the “Identified Counsel” XE " QUOTE 0X201C “Identified Counsel QUOTE 0X201D ”" \t “Section 10.21(a)" ) has acted as counsel to the Company and its Affiliates in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby (the “Prior Representation” XE " QUOTE 0X201C “Prior Representation QUOTE 0X201D ”" \t “Section 10.21(a)" ). After the Closing, it is possible that the Identified Counsel will represent Seller and/or any of its respective Affiliates (individually and collectively, the “Seller Group” XE " QUOTE 0X201C “Seller Group QUOTE 0X201D ”" \t “Section 10.21(a)" ) in connection with any disputes related to the transactions contemplated by this Agreement or the Ancillary Agreements (the “Post-Closing Matters” XE " QUOTE 0X201C “Post-Closing Matters QUOTE 0X201D ”" \t “Section 10.21(a)" ). Buyer hereby consents to, and waives any conflict of interest arising from, the Identified Counsel (or any successor) representing the Seller Group or any director, member, partner, officer, employee, representative or Affiliate of the Seller Group in connection with any Post-Closing Matter notwithstanding the Prior Representation, in each case, so long as the Identified Counsel does not then represent, and is not representing, Buyer or any of its Subsidiaries. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so.

(b) Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company) hereby irrevocably acknowledges and agrees that all attorney-client communications between, on the one hand, Seller, its Affiliates, the Seller Group or any of their Affiliates (and their respective directors, officers, employees, and other Representatives) and, on the other hand, their counsel, including the Latham & Watkins LLP, to the extent that such relate to the Prior Representation and that are subject to the attorney-client privilege in accordance with applicable Laws (collectively, “Privileged Communications” XE " QUOTE 0X201C “Privileged Communications QUOTE 0X201D ”" \t “Section 10.21(b)" ), shall be deemed privileged communications as to which such privilege may only be waived by Seller (on behalf of the Company and its Subsidiaries) or the Seller Group. For the avoidance of doubt, nothing in this Agreement shall be deemed a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third-party.

(c) Notwithstanding the foregoing, in the event that, following the Closing a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), on the one hand, and a third party (other than any member of the Seller Group), on the other hand, Buyer or such Affiliate may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party and if requested by Buyer or such Affiliate, Seller shall use commercially reasonable efforts to assert such privilege.

Section 10.22 Limited Recourse. This Agreement and the Ancillary Agreements may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby may only be brought against, the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Each party hereto covenants, agrees and acknowledges that, except to the extent a named party to this Agreement or any Ancillary Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or such Ancillary Agreement and not otherwise), no recourse under this Agreement or any Ancillary Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any Ancillary Agreement or any related document shall be had against any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, direct or indirect equity holder, controlling Person, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and none of such Persons shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Agreement or any Ancillary Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby. Nothing set forth in this Section 10.22 shall limit any claim relating to or arising out of any Fraud.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EXODUS MOVEMENT, INC.

By: /s/ Jon Paul Richardson
Name: Jon Paul Richardson
Title: Chief Executive Officer

GARTH HOWAT

/s/ Garth Howat
Name: Garth Howat

W3C CORP

By: /s/ Garth Howat
Name: Garth Howat
Title: Director

Signature Page to Stock Purchase Agreement